File No. 33-64236

As filed with the Securities and Exchange Commission on August 20, 1999



       SECURITIES AND EXCHANGE COMMISSION
             Washington, D.C. 20549

           POST-EFFECTIVE AMENDMENT
                      on
                   FORM  S-3
                      to
                  FORM  SB-2
            REGISTRATION STATEMENT
                     UNDER
          THE SECURITIES ACT OF 1933



         ALPHA HOSPITALITY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                              13-3714474
(State or other jurisdiction    (I.R.S. Employer
of incorporation or organization) Identification Number)

              12 East 49th Street
           New York, New York 10017
                (212) 750-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              ROBERT STEENHUISEN
           Chief Accounting Officer
              12 East 49th Street
           New York, New York 10017
                (212) 750-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Copies to:

            HERBERT F. KOZLOV, ESQ.
       PARKER DURYEE ROSOFF & HAFT, P.C.
               529 Fifth Avenue
           New York, New York 10017
                (212) 599-0500

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to
Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

             Cross-Reference Sheet


Item      Caption                             Location in Prospectus
1.   Forepart of the Registration             Outside Front Cover Page
     Statement and Outside Front
     Cover Page of Prospectus

2.   Inside Front and Outside                 Table of Contents; Outside
     Back Cover Pages of                      Back Cover Page
     Prospectus

3.   Summary Information, Risk                Front Cover Page; Risk Factors
     Factors and Ratio of
     Earnings to Fixed Charges

4.   Use of Proceeds                          Use of Proceeds

5.   Determination of Offering Price          *

6.   Dilution                                 *

7.   Selling Security Holders                 *

8.   Plan of Distribution                     Plan of Distribution

9.  Description of Securities to
    be Registered                             Documents Incorporated by
                                              Reference

10. Interest of Named Experts
    and Counsel                               Legal Matters; Experts

11.  Material Changes                         Recent Developments

12.  Incorporation of Certain
     Information by Reference                 Documents Incorporated by
                                              Reference; Additional
                                              Information about Alpha

13.  Disclosure of Commission                 *
     Position on Indemnification
     for Securities Act Liabilities

________________
* Not Applicable

                        PROSPECTUS

                 862,500 Shares
          ALPHA HOSPITALITY CORPORATION
     Common Stock, par value $.01 per share


     This prospectus relates to 862,500 shares of the common stock, par value $.01 per share, of Alpha Hospitality Corporation ("Alpha"). These shares may be issued upon the exercise of 862,500 redeemable Common Stock Purchase Warrants. Because Alpha has other types of warrants, the warrants discussed in this prospectus will be referred to as "IPO Warrants." The IPO Warrants were offered and sold, at $.10 per warrant, as part of Alpha's initial public offering in November 1993.

     Under the original terms of the IPO Warrants, a holder was entitled, with respect to each IPO Warrant it holds, to purchase one share of Alpha's common stock per IPO Warrant, at an exercise price of $12.00 until November 4, 1998. However, in September 1998, by resolution of the Board of Directors of Alpha, the terms of the IPO Warrants were amended to change the exercise price and extend the expiration date as follows:



                        Exercise Price              Dates when Exercisable


Original Terms:         $12.00 per share            Until November 4, 1998

Amended Terms:          $4.00 per share             Until December 31, 2000

                        $6.00 per share             From January 1, 2001
                                                    until December 31, 2001



     Upon thirty (30) days prior written notice to the holders, Alpha may redeem any or all of the IPO Warrants at a price of $.10 per IPO Warrant. Alpha may only do this if the average closing bid price of a share of the common stock for a period of twenty (20) consecutive trading days, ending on the third day prior to the date of notice, is at least one hundred fifty percent (150%) of the exercise price in effect at that time.


These securities involve a high degree of risk.  See "Risk Factors."


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      Alpha's common stock is listed for trading on The NASDAQ SmallCap Market under the symbol "ALHY" and on the Boston Stock Exchange under the symbol
"ALH."  On August 17,1999, the closing bid price of Alpha's common stock, as
reported by The NASDAQ SmallCap Market, was $3.281 per share.   The IPO Warrants
are currently traded in the over-the-counter market on the NASD's electronic bulletin boards. On August 17, 1999, the closing bid price of the IPO Warrants was $1.375 per IPO Warrant.


Alpha's executive offices are located at:  12 East 49th Street,
           New York, New York 10017.
    Its telephone number is 212-750-3500.

The date of this prospectus is August 20, 1999.

<PGAE>

     No dealer, salesperson or
other person has been authorized to give any information or to make any representations not contained in this prospectus or incorporated by reference to this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Alpha. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.



                TABLE OF CONTENTS


RISK FACTORS . . . . . . . . . . . . . . . . . 3
     Future sales of shares could potentially
          dilute your interest in Alpha's
          common stock . . . . . . . . . . . . 3
     The market price of Alpha's common stock
          can be highly volatile .  .  . . . . 3
     Alpha cannot assure that there will be
          a public market in the future for its
          securities . . . . . . . . . . . . . 3
     Alpha has no ongoing operations . . . . . 3
     Alpha has no operating history with
          respect to new ventures. . . . . . . 4
     Alpha has a history of losses . . . . . . 4
     Alpha's operations have been subject to
          seasonal fluctuations . . . . . . . .4
     Alpha has outstanding indebtedness. . . . 4
     Alpha's liability insurance possibly may
          be insufficient . .. . . . . . . . . 5
     Alpha may compete in a highly competitive
          industry . . . . . . . . . . . . . . 5
     Alpha's proposed operations are subject
          to government regulation . .  . . . .5
     The loss of a gaming license would
          adversely affect Alpha's operations .6
     This prospectus contains forward-looking
          statements . . .. . . . . . . . . . .6

RECENT DEVELOPMENTS. . . . . . . . . . . . . . 6
     Casino and gaming development activities. 6
     Legal proceedings . . . . . . . . . . . . 8

PLAN OF DISTRIBUTION . . . . . . . . . . . . . 8

LEGAL MATTERS. . . . . . . . . . . . . . . . . 9

EXPERTS. . . . . . . . . . . . . . . . . . . . 9

ADDITIONAL INFORMATION ABOUT ALPHA . . . . . . 9

DOCUMENTS INCORPORATED BY REFERENCE. . . . . .10

                 RISK FACTORS

          Before you decide to invest in Alpha's common stock being offered by this prospectus, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in the documents incorporated in this prospectus by reference, before making your decision.


Future sales of shares could potentially dilute your interest in Alpha's common stock

          As of August 17, 1999, Alpha had 16,788,228 shares of common stock outstanding. An additional 862,500 shares will be issued if holders of the IPO Warrants choose to exercise those IPO Warrants. Similarly, holders of preferred stock, other warrants and various stock options may from time to time exercise or convert their securities into common stock. As noted below, Stanley Tollman, Alpha's chairman and chief executive officer, has been granted the right, subject to shareholder approval, to convert up to $2,000,000 of deferred salary into Alpha's common stock at $2.00 per share. If holders of these other securities exercise or convert them into shares of common stock or Mr. Tollman converts his deferred salary into shares of common stock and then the holders and/or Mr. Tollman sell those shares into the public market, the sales may reduce the prevailing market price for Alpha's common stock. As a result, Alpha may find it more difficult in the future to raise capital by selling equity securities.

The market price of Alpha's common stock can be highly volatile

          The average daily trading volume of Alpha's common stock has generally been light. The market price has been highly volatile and may not be indicative of the market price in a more liquid market. Therefore, the low volume may have had a significant effect on the historical market price of the stock. The market price of the stock could also be subject to significant fluctuations in response to a number of factors, not all of which may relate directly to Alpha's performance. Some of these factors are: the depth and liquidity of the market for the stock; public announcements by Alpha, its clients and competitors; investors' perception of Alpha; rumors; and general economic and other conditions.

Alpha cannot assure that there will be a public market in the future for its securities

     Alpha cannot assure that its common stock will continue to be quoted on the NASDAQ SmallCap Market or listed on the Boston Stock Exchange. Even if these quotations or listings continue, Alpha cannot assure there will be a significant public market. Among other requirements for continued listing on the NASDAQ SmallCap Market, a company must have at least $2,000,000 in net tangible assets, and the listed security must have a minimum bid price of $1.00 per share. The Boston Stock Exchange's maintenance criteria require a company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30, 1999, Alpha had total assets of $9,120,000 and stockholders' equity of approximately $3,840,000.

     In the event Alpha's common stock were delisted from the NASDAQ SmallCap Market, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations for the price of Alpha's securities. In addition, Alpha's common stock would be subject to Rules 15g-1 and 15g-6 promulgated under the Securities Exchange Act of 1934. These rules impose additional sales practice requirements on broker-dealers who sell securities covered by these rules to a buyer who is not an established customer or an accredited investor. In general, an accredited investor is a person with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse. Among other special requirements, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's prior written consent to the transaction. Consequently, these rules may discourage broker-dealers from effecting transactions in Alpha's common stock or affect their ability to sell Alpha's securities. As a result, purchasers and current holders of Alpha's securities could find it more difficult to sell their securities and there may be an adverse effect on the market value of those securities.

Alpha has no ongoing operations

     Alpha currently has no operating business to generate income. Alpha's ongoing ability to meet its general and administrative obligations will depend on its ability to do one or more of the following things:

          Achieve profits from the prospective gaming operations in New York; Achieve profits from operations of any other future business opportunities;
          Combine with an entity having sufficient cash flow to meet Alpha's obligations; or
          Obtain additional funds through financing activities.

     Alpha cannot give any assurance that it will be able to generate enough funds through any of these activities to meet its general and administrative obligations.


Alpha has no operating history with respect to new ventures

     Except to the extent that Alpha develops new gaming opportunities or realizes the prospective gaming opportunities in New York and Florida, it is anticipated that Alpha will change the basic nature of its past business. Alpha has no operating history with respect to any new gaming opportunity it may pursue. For example, Alpha has no operating experience in the geographic areas where the prospective gaming opportunities in New York and Florida are being contemplated. Similarly, Alpha has no operating experience in any new line of business in which it may engage. Management currently intends to concentrate its investigation of potential business acquisitions in areas, such as hotel and related hospitality ventures, in which Alpha's affiliates and/or members of management have prior experience. However, Alpha can give no assurance that it will be able to locate and consummate a transaction with any business in these areas. Alpha also cannot assure you that its activities in any new line of business will be profitable.
As of the date of this prospectus, Alpha has not entered into any arrangement to participate in any business ventures or purchase any assets, property or business, other than as previously disclosed or discussed elsewhere in this prospectus.

Alpha has a history of losses

     Since its inception, Alpha has suffered significant losses from operations. Alpha had net losses of approximately $13,399,000 in the fiscal year ended December 31, 1998, and $22,815,000 in the fiscal year ended December 31, 1996. In the fiscal year ended December 31, 1997, Alpha's net income of $2,835,000 included a gain of $4,609,000 from the extinguishment of debt; without this extraordinary item, Alpha would have had a net loss of approximately $1,774,000. For the six months ended June 30, 1999, Alpha had a net loss of approximately $1,323,000. As of December 31, 1998, Alpha had an accumulated deficit of approximately $70,230,000. If Alpha is not able to derive income from operations, or otherwise raise additional capital, there is uncertainty as to whether it will be able to continue as a going concern.

Alpha's operations have been subject to seasonal fluctuations

     The results of Alpha's former casino operations were seasonal, with the greatest activity occurring during the months of May through September. This resulted in decreased operating profits for the calendar quarters ending in December and March as compared to the calendar quarters ending in June and September. The seasonal nature of casino operations increased the risk that natural disasters or the loss of the casinos for any other reason from May through September would have a material, adverse effect on Alpha's financial condition and results of operations. In the event that Alpha should again be involved in the gaming industry, Alpha's business could again be subject to similar fluctuations and risks.

Alpha has outstanding indebtedness

     Alpha's outstanding indebtedness consists of a note payable to an affiliate, Bryanston Group, Inc. The current balance of this note is approximately $2,000,000. No default or acceleration has occurred on this loan. Alpha cannot give any assurance that a default will not be declared in the future. Declaration of a default could have an adverse affect on Alpha's financial condition, business and/or operations.

     Alpha's chairman and chief executive, Stanley Tollman, has agreed to defer receiving his salary. Although the salary accumulates without interest, the total amount owed to Mr. Tollman on August 19, 1999 is approximately $1,445,000. Subject to shareholder approval, the board of directors has granted Mr. Tollman the right to convert up to $2,000,000 of this accumulated salary into shares of Alpha's common stock, at a price of $2.00 per share.

Alpha's liability insurance possibly may be insufficient

     Alpha maintains and intends to maintain general liability insurance in amounts which management believes will be sufficient to cover casualty risks associated with the operation of its business. These risks include fire, property damage, personal injury, liquor liability, etc. At present, Alpha is a defendant in one proceeding based upon the theory of "liquor liability" for the service of alcohol to a customer. Alpha believes that its exposure in this proceeding is adequately covered by the levels of insurance currently maintained. However, Alpha cannot assure that its existing insurance will be adequate to over any liabilities.

Alpha may compete in a highly competitive industry

     Alpha's current operations include: development of potential new gaming operations in New York, Mississippi and Florida; the potential acquisitions of truck stop and gaming operations; and the acquisition or development of other business operations.
These industries are highly competitive. Many of the potential competitors in these industries have significantly greater financial and other resources than
Alpha and more experience in that particular industry.   It is likely that this
intense competition may limit the profitability of Alpha's operations or even render them unprofitable.

Alpha's proposed operations are subject to government regulation

     General: The ownership and operation of Alpha's properties have been subject to regulation by federal, state and local governmental authorities. This includes regulation relating to environmental protection. Alpha has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations. However, Alpha cannot provide assurance that it can comply with or will be able to continue to comply with current or future governmental regulations everywhere it conducts or will conduct business operations. Alpha may have to incur substantial costs or interrupt its operations to comply with regulations. Presentor future federal, state or local regulations may restrict Alpha's present and possible future activities. If Alpha is unable to comply with these or similar requirements, it could be subject to sanctions. Any sanctions could have a materially adverse effect upon Alpha's business.

     New York: Alpha, through a subsidiary, has an interest in a joint venture that intends to manage a proposed casino in Sullivan County, New York. This casino, if built, would be located on land that will effectively be owned by the St. Regis Mohawk Tribe. As a result, the Federal Indian Gaming Law applies to Alpha for this proposed project.
This law provides a comprehensive, detailed scheme for the control of gaming operations. The law also specifies how licenses for gaming are to be issued, both to gaming facilities and to persons involved in gaming-related activities. Each of the supervising governmental agencies is authorized to promulgate rules and regulations applicable to the administration of gaming-related laws. The State of New York regulates Indian gaming casinos through the New York State Racing and Wagering Board.
Additionally, in connection with these potential operations in New York State, Alpha has filed documentation with the National Indian Gaming Commission.

     Mississippi: Alpha no longer holds a casino operating license in Mississippi. However, Alpha has retained its finding of suitability to comply with the Mississippi Gaming Commission's requirements. Therefore, it remains subject to the rules and regulations of the Mississippi Gaming Commission. Alpha recently acquired a 93% interest in Casino Ventures, LLC, which will operate the vessel formerly known as Bayou Caddy's Jubilation Casino. Alpha also owns a 25% partnership interest in Greenville
Casino Partners, L.P., even though it no longer carries this investment on its financial statements.

The loss of a gaming license would adversely affect Alpha's operations

     The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary from state to state. Generally the applicable governing body in each state must find suitable or approve the operator and many of the key people employed by or associated with the operator.

     If any person, now or in the future, fails to be approved for a license or fails to remain qualified to hold a license, Alpha would have to disassociate itself from that person or it could lose its license. The governing body almost always has broad discretion in granting, renewing and revoking licenses. Any loss or suspension of any license would have a materially adverse effect on Alpha's gaming operations that require a license. These regulations requiring governmental approval of substantial shareholders, directors, officers and key personnel might discourage, delay or prevent a change in control of Alpha.

Alpha's success is dependent upon the services of key officers

     Alpha's success is largely dependent upon the personal efforts of Stanley S. Tollman, its president and chief executive officer. Alpha does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Tollman.
Although Mr. Tollman is only required to devote approximately 20% of his business time to the operations of Alpha, the loss of his services would have a materially adverse effect on Alpha's business and prospects.

This prospectus contains forward-looking statements

     Certain statements contained in this prospectus and the documents incorporated by reference are based on current expectations. Such statements are forward looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: (i) general economic conditions, (ii) competitive market influences and (iii) inability to obtain additional financing for proposed developments and acquisitions.


RECENT DEVELOPMENTS

Casino and gaming development activities

 New York

     On December 1, 1995, one of Alpha's subsidiaries entered into a memorandum of understanding with Catskill Development, L.L.C., to develop and manage a proposed casino adjacent to the Monticello Raceway in Sullivan County, New York (approximately 90 miles from New York City). Bryanston Group, Inc., an affiliate of Alpha that is 50% owned by the spouse of Alpha's chairman, president and chief executive officer, owns 25% of Catskill Development. The memorandum of understanding provides for the establishment of Mohawk Management, LLC, a New York limited liability company, to
be owned equally by Catskill Development and Alpha's subsidiary.   Mohawk
Management was formed in January 1996. The memorandum of understanding anticipated that Mohawk Management would enter into an agreement to manage a proposed casino on land to be held in trust for the St. Regis Mohawk Indian Tribe. The memorandum of understanding also sets forth in general terms the respective obligations of Catskill Development and Alpha's subsidiary to fund and manage Mohawk Management. Catskill

Development and Alpha committed to enter into a definitive agreement on the terms established in the memorandum.

     Mohawk Management has executed a management contract with the St. Regis Mohawk Indian Tribe for the management of the proposed casino. Subject to obtaining the requisite approvals, it is anticipated that Mohawk Management will develop and manage the casino and that Alpha's subsidiary, Alpha Monticello, Inc., will be responsible for the day-to-day operations. The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York. As of the date of this prospectus, all such approvals have still not been obtained.

     Since Mohawk Management did not obtain all of the governmental approvals necessary for the construction and operation of the proposed casino by December 31, 1998, the memorandum of understanding terminated by its express terms. The management contract does not have the same termination provision. Alpha Monticello and Catskill Development disagree how the expiration of the memorandum of understanding affects the continued existence and ownership structure of Mohawk Management and the disposition of the management contract. On December 28, 1998,
Alpha Monticello filed for arbitration to resolve their disagreement.

     Alpha Monticello is seeking a determination from the arbitrator that:

     (i) the termination of the memorandum of understanding merely means that the funding obligations of Alpha Monticello and Catskill Development have expired;
     (ii)      Mohawk Management remains a viable entity ; and
     (iii) both Alpha Monticello and Catskill Development are each to continue to be 50% owners.

Alpha Monticello and Catskill Development are currently discussing a possible settlement of these disputes. At the request of all parties, the American Arbitration Association has agreed to stay further proceedings in the arbitration until September 24, 1999. If Alpha
Monticello and Catskill Development do not reach a settlement and the arbitrator decides in favor of Catskill Development, there could be a material, adverse effect on Alpha's ownership rights in the proposed Monticello casino.

Florida

     On May 7, 1999, Miami-Dade County approved an exclusive 5-year lease with one of Alpha's subsidiaries, Alpha Florida. Under this lease, Alpha Florida may dock and operate a day-cruise vessel out of the county's Haulover Beach Park and Marina adjacent to Bal Harbour, Florida. The county may renew the lease for two periods of five years each. Alpha Florida has agreed to pay the county a minimum monthly base rent, a per-passenger fee and a percentage of retail merchandise sold in the facility. The lease commences upon the inaugural cruise.

Mississippi

     On July 8, 1999, Alpha entered into an agreement with Casino Ventures, LLC. Alpha contributed its dormant vessel, Bayou Caddy's Jubilation Casino.
In return, Alpha received $150,000 in cash, a $1,350,000 promissory note and a 93% membership interest in Casino Ventures. This membership interest is subject to reduction to 15% if certain events occur. Subject to obtaining the necessary financing, Alpha anticipates that the vessel will be refurbished and operated as a casino at Mhoon Landing in Tunica, Mississippi. Alpha expects Casino Ventures to commence operations in Tunica late in 1999 or early 2000. Alpha is not required to make any further capital contributions to Casino Ventures. Alpha cannot provide any assurance that Casino Ventures will succeed or be able to pay its debt to Alpha under the promissory note. Alpha also cannot provide any assurance that it will realize any value from its membership interest in Casino Ventures.

Legal proceedings

     In January 1996, Alpha Gulf Coast, Inc., a subsidiary of Alpha, was named as a defendant in 5 related actions brought in the Circuit Court of Hinds County, Mississippi. These cases are based on the theory of "liquor liability" for serving alcohol to a customer. According to the plaintiffs, on January 16, 1995, a vehicle driven by one of the plaintiffs collided with a vehicle driven by a person the plaintiffs claim was served alcoholic beverages by Alpha Gulf. Plaintiffs seek a total of $17.1 million for their personal injuries and a total of $37.5 million as punitive damages. The cases have been consolidated for discovery purposes, although only one case has been set for trial. The scheduled trial date is March 13, 2000 in Jackson, Mississippi.
If Alpha Gulf's motion
to transfer the case to another court is successful, the trial date will be changed.The ultimate outcome of this litigation cannot presently be determined.

     Alpha is involved in a dispute with Greenville Casino Partners, L.P. regarding an agreement dated December 17, 1997 under which Greenville Casino Partners bought the Bayou Caddy's Jubilee Casino from a subsidiary of Alpha. Alpha claims that Greenville Casino Partners is liable for certain liabilities and accounts payable. Greenville Casino Partners' claims that Alpha breached some of its warranties, failed to continue operating the casino in the normal course of business through the date of sale and also failed to pay certain accounts. Management is pursuing vigorously Alpha's own claims and contesting Greenville Casino Partners' claims. An arbitration hearing was held on March 15-17, 1999, and each side has been asked to submit supplemental information. Alpha currently expects to be ready to submit this information on or about October 1, 1999. If the submission is made by then, the arbitrator's ruling is expected before December 31, 1999. Alpha and its counsel believe that, based on information presently available, the arbitrator will find that the total of Alpha's claims exceed the total of Greenville Casino Partners' claims so that the net result will be in Alpha's favor.


                 USE OF PROCEEDS

     If all of the IPO Warrants are exercised at $4.00 per share, Alpha will receive net proceeds of $3,450,000. If all of the IPO Warrants are exercised at $6.00 per share, Alpha will receive net proceeds of $5,175,000. Any proceeds from the exercise of the IPO Warrants will be used for general corporate purposes, including working capital.


PLAN OF DISTRIBUTION

     As of August 17, 1999, there were 862,500 IPO Warrants outstanding. Each IPO Warrant entitles the registered holder to purchase one share of Alpha's common stock at a price of

               $4.00 through December 31, 2000; and
               $6.00 from January 1, 2000 through December 31, 2001,

subject to adjustment in some circumstances. Until the IPO Warrants are exercised, Holders of IPO Warrants do not have the rights or privileges of holders of Alpha's common stock.

     Alpha may redeem the IPO Warrants at a price of $.10 per IPO Warrant. Alpha can only do this if the average closing bid quotation of Alpha's common stock on the twenty trading days ending no later than the third day prior to the giving of the notice of redemption has been at least 150% percent of the IPO Warrant's exercise price. The holders of IPO Warrants have the right to exercise their IPO Warrants until the close of business on the date fixed for redemption.

     The IPO Warrants were issued in registered form under a warrant agreement by and among Alpha, Continental Stock Transfer & Trust Company, as warrant agent, and Alpha's underwriters. The warrant agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement relating to this prospectus. The following is just a summary. You should read the warrant agreement for a complete description of its terms and conditions.

     The exercise price of the IPO Warrants is subject to adjustment in some circumstances. For example, there will be an adjustment for stock dividends, subdivisions or combinations of the common stock.

     To exercise your IPO Warrants, you must, on or before the expiration date:

          Surrender your warrant certificate at the offices of the warrant agent;
          Complete and sign the exercise form on the reverse side of the warrant certificate as indicated; and
          Enclose a certified check payable to Alpha for the full payment of the exercise price times the number of IPO Warrants you are exercising.

     You may only exercise your IPO Warrants if, at the time you elect to exercise, this prospectus is current according to the federal securities laws or if the shares are exempt under the securities laws of your state. In the warrant agreement, Alpha agreed to use its best efforts to maintain a current prospectus until the IPO Warrants expire. While it is Alpha's intention to do so, it cannot assure that it will be able to do so.

     You are not entitled to receive any fractional shares when you exercise your IPO Warrants. However, if you exercise all of the IPO Warrants for which you are the owner of record, Alpha will pay you an amount in cash based on the market value of Alpha's common stock instead of any fractional share.


                  LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock being offered hereby will be passed upon for Alpha by Parker Duryee Rosoff & Haft, P.C., New York, New York 10017. Herbert F. Kozlov, a director of Alpha, is a member of that law firm.


                     EXPERTS

     The financial statements, included in Alpha's annual report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report. The financial statements are incorporated into this prospectus by reference in reliance upon the report of the firm given their authority as experts in accounting and auditing.


       ADDITIONAL INFORMATION ABOUT ALPHA

          Alpha files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of the information on file with the SEC and the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. You may call the SEC, at 1-800-SEC-0330, for further information on the public reference rooms. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

     Alpha has filed with the SEC a Registration Statement on Form S-3 with respect to the common stock that may be issued upon exercise of your IPO Warrants. This prospectus does not contain all the information set forth in that registration statement, certain parts of which are not included in accordance with the rules and regulations of the SEC. Copies of that registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows a company to "incorporate by reference" information it files with them, which means that Alpha can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Alpha files later with the SEC will automatically update and supersede this information. Alpha incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the shares offered are sold.

     (a) Alpha's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) Alpha's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999; and

     (c) Alpha's Registration Statement on Form S-1, as filed with the SEC on August 8, 1996 (with respect to the description of the common stock).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can request, and Alpha will send to you, without charge, copies of documents that are incorporated by reference in this prospectus but that are not delivered to you (other than exhibits to such documents that are not specifically incorporated by reference). You may request these copies by writing or telephoning Alpha at: Alpha Hospitality Corporation, 12 East 49th Street, New York, New York 10017, attention: Thomas W. Aro, telephone number
(212) 750-3500.

                     PART II
     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth Alpha's estimates of the expenses to be incurred by it in connection with the common stock being offered hereby:

        SEC Registration Fee ...................................$     --
        Printing registration statement and other documents.....      --
        Legal fees and expenses.................................. 20,000*
        Accounting fees and expenses............................      --
        Miscellaneous expenses...................................  4,000*
                  Total:                                         $24,000

*Estimated


Item 15.     Indemnification of Directors and Officers.

   The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. Alpha's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to Alpha and its stockholders for monetary damages for breach of fiduciary duty as a director except (i) any breach of a director's duty of loyalty to Alpha or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or
(iv) for unlawful payments of dividends
or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of Alpha's Certificate of incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted Alpha and its stockholders.

   Alpha's Certificate of Incorporation also provides that Alpha shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. Alpha has directors' and officers' liability insurance, and it may also enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to these persons to the fullest extent permitted by law.

Item 16.     Exhibits and Financial Statement Schedules.

Exhibit
Number  Description of Exhibits

  4(a)       Form of Common Stock Certificate of Alpha*
  4(b)       Form of  IPO Warrant Certificate*
  4(c)       Certificate of Designation**
  4(d)       Form of Warrant Agreement among Alpha, the Transfer Agent and the underwriters***
  5          Opinion of Parker Duryee Rosoff & Haft, P.C.
  23(a)      Consent of Rothstein, Kass & Company, P.C.
  23(b)      Consent of Parker Duryee Rosoff & Haft, P.C. (included in Exhibit
             5 hereof)
  24         Power of Attorney (included in the signature page of Part II of this Registration Statement)
  99(a)      Asset Purchase Agreement between Jubilation Lakeshore, Inc. and
             Casino Ventures, LLC

  99(b)      Operating Agreement of Casino Ventures, LLC
  99(c)      Form of Promissory Note by Casino Ventures, LLC to Jubilation
             Lakeshore, Inc.
  99(d)      Bill of Sale of Bayou Caddy's Jubilation Casino from Jubilation
             Lakeshore, Inc. to Casino Ventures, LLC
  99(e)      Supplemental Bill of Sale of Bayou Caddy's Jubilation Casino
             from Jubilation Lakeshore, Inc. to Casino Ventures, LLC

_______________________
* Incorporated by reference; filed with Alpha's Registration Statement filed on Form SB-2 (File No. 33-64236) with the SEC on June 10, 1993 and as amended on September 30, 1993, October 25, 1993, November 2, 1993 and November 5, 1993.

** Incorporated by reference; filed with Alpha's Annual Report on Form 10-K filed on March 31, 1999.

*** Incorporated by reference; filed as Exhibit 10.10 to Alpha s Registration Statement on Form SB-2, as amended (referred to above).

Item 17.     Undertakings.

   The undersigned company hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of Alpha's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Alpha pursuant to Item 15 of Part II of the Registration Statement, or otherwise, Alpha has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Alpha of expenses incurred or paid by a director, officer or controlling person of Alpha in the successful defense of any action suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Alpha will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 20, 1999.

             ALPHA HOSPITALITY CORPORATION


             By:   /s/ Stanley S. Tollman
                   Stanley S. Tollman, Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Steenhuisen his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


     Signature                     Title                             Date


/s/ Stanley S. Tollman
    Stanley S. Tollman   Chairman of the Board and Chief
                         Executive Officer (Principal Executive
                         Officer)                               August 20, 1999


/s/ Thomas W. Aro
    Thomas W. Aro       Vice President, Secretary and Director August 20, 1999


/s/ Robert Steenhuisen
    Robert Steenhuisen  Principal Accounting Officer           August 20, 1999


/s/ Brett Tollman
    Brett Tollman       Vice President and Director             August 20, 1999


/s/ Matthew B. Walker
    Matthew B. Walker   Director                               August 20, 1999


/s/ Herbert F. Kozlov
    Herbert F. Kozlov   Director                               August 20, 1999


/s/ James A. Cutler
    James A. Cutler     Director                               August 20, 1999

                                                             Exhibit 5







                                 August 20, 1999




Alpha Hospitality Corporation
12 East 49th Street
New York, New York 10017

Re:  Registration Statement on Form S-3 under the Securities Act of
1933

Ladies and Gentlemen:

   In our capacity as counsel to Alpha Hospitality Corporation (the "Company"), a Delaware corporation, we have been asked to render this opinion in connection with a Registration Statement on Form S-3, being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an aggregate of 862,500 shares (the "Warrant Shares") of Common Stock, $0.01 par value.

   The Warrant Shares are issuable upon the exercise of 862,500
Redeemable Common Stock Purchase Warrants (the "IPO Warrants").
The IPO Warrants were offered and sold as part of the Company's initial public offering in 1993.

   In connection with, and as the basis for, the opinion we render herein, we have examined the Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Registration
Statement, corporate proceedings of the Company relating to the issuance of the IPO Warrants, the form of the IPO Warrants and such other instruments and documents as we have deemed relevant under the circumstances.

   In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date in connection with the IPO Warrants and the proposed issuance of the Warrant Shares.

   Based upon and subject to the foregoing, we are of the opinion that:

   (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

   (2) The Shares, when duly issued upon the due, timely and proper exercise of the IPO Warrants, will be duly and validly authorized and fully paid and non-assessable.

   We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                 Very truly yours,

                                 PARKER DURYEE ROSOFF & HAFT, P.C.



             By:  /s/ Herbert F. Kozlov
                  A Member of the Firm

                                                         Exhibit 23(a)



Rothstein, Kass & Company, P.C.







        CONSENT OF INDEPENDENT AUDITORS


   We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 1999, which appears in the annual report on Form 10-K of Alpha Hospitality Corporation and Subsidiaries for the year ended December 31, 1998 and to the reference to our firm under the caption"Experts" in the Prospectus.




                       /s/Rothstein, Kass & Company, P.C.
                       Rothstein, Kass & Company, P.C.


Roseland, New Jersey
August 16, 1999

                                                           Exhibit 99(a)

            ASSET PURCHASE AGREEMENT


   JUBILATION LAKESHORE INC. ("SELLER"), a Mississippi corporation and wholly-owned subsidiary of Alpha Hospitality
Corporation, and CASINO VENTURES, LLC ("BUYER"), a Mississippi limited liability company, and ALPHA HOSPITALITY
CORPORATION ("GUARANTOR"), enter into this Asset Purchase
Agreement (the "Agreement") effective as of this 8th day of July, 1999.


              W I T N E S S E T H:

   1. SUBJECT MATTER. Subject to the terms and conditions contained herein, SELLER agrees to sell, and BUYER agrees to buy, the following assets:

   the Vessel COTTON CLUB (a/k/a Jubilation Casino)
   (Official Number 273756), together with all tackle and appurtenances, including, without limitation, electronics, computer equipment and software, security systems, anchors, generators, electrical systems, air conditioning equipment, gear, slot machines, furniture and gaming equipment, presently located on the Vessel (herein collectively referred to as the "Vessel/Equipment").

The June 18, 1999, option letter from SELLER to BUYER (the "Option Letter") is hereby amended so as to extend the Option Expiration Date up to and through the date of this Agreement, and it is agreed that this Agreement constitutes a "Purchase Agreement" under the Option Letter.


   2.   CONSIDERATION/ERNEST MONEY.  In
consideration of the transfer and conveyance of the Vessel/Equipment to BUYER as set forth herein and subject to the terms and conditions hereof, BUYER shall pay and tender to SELLER (a) the amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS
($1,500,000.00) (the "Cash Purchase Price") plus (b), as more particularly set forth in the Operating Agreement of BUYER among SELLER, MRV, L.L.C. ("MRV"), Mid-America Investments, Inc. ("Mid-America") and Riverboat Investments, Inc. ("Riverboat'), a membership interest in BUYER (the "Membership Interest") of 93%.
The Cash Purchase Price shall be paid at closing by (a) crediting against the amount thereof the amount of SEVENTY-FIVE THOUSAND AND
NO/100 DOLLARS ($75,000.00) (the "Earnest Money") heretofore paid as a good faith deposit, (b) the amount of SEVENTY-FIVE
THOUSAND AND NO/100 DOLLARS ($75,000.00) payable in cash or by certified check; and (c) delivery of BUYER's Promissory Note in the original principal amount of ONE MILLION THREE HUNDRED
FIFTY THOUSAND AND NO/100 DOLLARS ($1,350,000.00) and otherwise in form attached hereto as Exhibit A (the "Note").

     The Membership Interest shall be evidenced by BUYER's
Operating Agreement, the form of which shall be acceptable to SELLER and shall have been executed by all members of BUYER on or before the closing.

     In the event the transactions contemplated hereby shall not have closed on or prior to July

8, 1999, SELLER shall, upon request therefor from BUYER, pay and refund to BUYER the Earnest Money and this Agreement shall terminate.

     3. WARRANTY OF TITLE. The Vessel/Equipment will be sold and transferred free and clear of all debts, claims, liens, and encumbrances of any kind or nature whatsoever, and SELLER warrants and will defend that it has a good and merchantable title to the Vessel/Equipment and the lawful right to sell the same.

     4.   WARRANTIES OF CONDITION.  The
Vessel/Equipment is being sold by SELLER to BUYER "AS IS, WHERE IS," without any representation or warranty of any kind or condition whatsoever, excepting only the express representations as to title and absence of liens and encumbrances set forth in Section 3 above. BUYER represents and warrants that it has inspected the Vessel/Equipment and has determined that it is satisfactory in all respects. Without limiting the generality or effect of the foregoing, ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS
FOR A PARTICULAR PURPOSE ARE EXCLUDED, and BUYER releases and relieves SELLER from any and all representations and warranties with respect to the Vessel/Equipment other than the express representations as to title and absence of liens and encumbrances set forth in Section 3 above.

     5.   INSURANCE, RISK OF LOSS AND PLACE OF
DELIVERY.   Risk of loss with respect to the Vessel/Equipment shall
pass at the time of closing of the sale and transfer contemplated herein. Transfer of the Vessel/Equipment shall take place with the Vessel/Equipment at its current place and location, and SELLER shall have no duty or obligation to move or deliver the Vessel/Equipment to any other place or location.

     6.   DESTRUCTION OF VESSEL/EQUIPMENT PRIOR
TO CLOSING. In the event the Vessel/Equipment is substantially damaged (i.e., requiring repairs costing in excess of $10,000) or destroyed prior to the closing of the sale and transfer contemplated hereby, then and in such event BUYER shall have the right (i) to terminate this Agreement, in which event BUYER shall have a right to a full refund of the Earnest Money or (ii) to close upon the purchase of the Vessel/Equipment in its damaged or destroyed condition and to payment of any insurance proceeds received by SELLER or an assignment of SELLER's right to any policy proceeds to the extent the same is assignable. In the event the Vessel/Equipment is damaged to an extent requiring repairs of less than $10,000, then BUYER shall close upon the purchase of the Vessel/Equipment and that portion of the purchase price payable in cash at closing shall be reduced by the amount of the lowest firm bid or commitment from a shipyard located nearest to Tunica, Mississippi, for the repair of the Vessel/Equipment and all insurance proceeds shall be retained by SELLER.

     7. CLOSING. The closing shall take place on the last business day occurring on or before Thursday, July 8, 1999, at the offices of Vickers, Riis, Murray and Curran, L.L.C. ("Vickers") in Mobile, Alabama, unless a different date or place for Closing is mutually agreed upon in writing by the parties hereto. The date of Closing is herein called the "Closing Date."

     8.   CLOSING OBLIGATIONS.

     A. At the closing, SELLER shall deliver to Vickers, as the agent and representative of BUYER, the following documents duly executed by SELLER and dated on or before the Closing Date:

     (i) duplicate originals of a Bill of Sale (U. S. Coast Guard form and in such other form as BUYER may reasonably request), conveying the Vessel/Equipment to BUYER free and clear of all liens and encumbrances but "as is, where is" as to condition (the "Bills of Sale");

     (ii) duplicate originals of a Satisfaction of Mortgage, duly executed by GUARANTOR, sufficient to satisfy the Preferred Ship
Mortgage held by GUARANTOR on the Vessel/Equipment and releases, duly executed by GUARANTOR, sufficient to release all security interests held by GUARANTOR on the Vessel/Equipment;

     (iii) the original Certificate of Documentation for the Vessel, if not lost; and

     (iv) a certified copy of resolutions of SELLER authorizing the transaction, execution and delivery of all documents on SELLER's behalf.

     B.  At the closing, BUYER shall do the following:

     (i)  deliver to SELLER immediately available funds in the
amount of SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS
($75,000.00)

     (ii) deliver to SELLER the Note dated as of the Closing Date and duly executed by BUYER; and

     C. Within thirty (30) days after closing, SELLER will deliver to BUYER a certified copy of resolutions of GUARANTOR authorizing and ratifying the execution and delivery of this Agreement on behalf of GUARANTOR.

     9. GUARANTY. To induce BUYER to enter into this Agreement and close the transaction, GUARANTOR guarantees the punctual performance by SELLER of SELLER's obligations under this Agreement and the Obligations of SELLER under Sections 8.10 and 8.11 of the Operating Agreement of BUYER, subject to the conditions set forth therein, to transfer certain membership interests in BUYER to other members in BUYER. GUARANTOR further agrees to defend, indemnify and hold BUYER harmless of and from all claims and losses sustained by BUYER as a consequence of SELLER's failure to transfer the Vessel/Equipment to BUYER free and clear of all liens and encumbrances.

     10. BINDING EFFECT. This Agreement shall constitute an agreement binding upon SELLER, BUYER and GUARANTOR and their respective successors and assigns.

     11.  SURVIVAL OF REPRESENTATIONS.  The
provisions of this Agreement shall survive the consummation of the transaction contemplated by this Agreement.

     12. OTHER DOCUMENTS. The parties hereto agree that each will execute and deliver any additional instruments, and take any additional or confirmatory actions, that may be reasonably necessary or desirable to effect the consummation of the transactions contemplated by this Agreement.

     13.  ARBITRATION.

               (a) Any controversy, claim, dispute or disagreement arising out of, in connection with, or relating to this Agreement or its breach, the transaction to which this Agreement pertains or an alleged tort relating in any way to this Agreement or the transaction shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Expedited Procedures of said rules shall apply in any dispute where the aggregate of all claims and the aggregate of all counter-claims each is an amount less than $10,000. Judgment upon any award rendered by the arbitrator in any such arbitration may be entered in any Court having jurisdiction thereof. Any demand for arbitration under this Agreement shall be made no later than the date when any judicial action upon the same matter would be barred by an applicable statute of limitations. The locale of any such arbitration proceedings hereunder shall be in the city of Jackson, Mississippi, or such other location as is mutually acceptable to all parties. All parties to this Agreement specifically acknowledge and agree that this Agreement evidences a "transaction involving commerce" under the Federal
Arbitration Act, and each party to this Agreement hereby waives and relinquishes any right to claim otherwise. Notwithstanding anything contained in the foregoing to the contrary, SELLER shall not be obligated to arbitrate any dispute under or with respect to the Note.

               (b) Neither anything contained in the preceding paragraph nor the exercise of any right to arbitrate shall limit the right of any party to:
(1) enforce any preferred mortgage lien in a civil action in rem pursuant to 46 U.S.C.A. 31325; (2) foreclose against any real or personal property collateral by the exercise of the power of sale under a deed of trust, mortgage, security deed, deed to secure debt, pledge or other security agreement or instrument or under applicable law; (3) exercise any self-help remedies such as set off or repossession; or (4) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment, or appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration proceeding. This arbitration provision shall not be interpreted to require that any such remedies be stayed, abated or otherwise suspended pending any arbitration or request for arbitration. The exercise of a remedy shall not waive the right of either party to resort to arbitration.

               14. NO MODIFICATION. This Agreement sets forth the entire agreement, understandings, representations and obligations among the parties respecting the purchase and sale of the Vessel/Equipment, and supersedes all prior or contemporaneous agreements, written or oral.
This Agreement shall not be modified or amended except by duly executed written agreement of subsequent date, which document shall expressly state that it is a modification or amendment hereof.

               15. NOTICES. Any demand, notice or other communication required hereunder shall be in writing signed by the party and sent both by Federal Express or other overnight courier and by facsimile transmission addressed to the respective party at its respective address and facsimile number specified below, unless a different written address is provided, by written notice, by one party to the other party, viz.:

                    SELLER:        Jubilation Lakeshore Inc.
                         c/o ALPHA HOSPITALITY CORPORATION
                                   24th Floor
                                   12 East 49th Street
                                   New York, New York 10017
                                   Telephone No.:  (212) 750-3500
                                   Facsimile No.: (212) 750-5171
                                   Attention:   Thomas W. Aro, President

                    With Copy To:  Edward T.  Savage
                                   Parker, Duryee, Rosoff & Haft, P.C.
                                   529 Fifth Avenue
                                   New York, New York 10017
                                   Telephone No.: (212) 599-0500
                                   Facsimile No.:(212) 972-9487

                    BUYER:         CASINO VENTURES, LLC
                                   Belmont Plantation
                                   3498 Highway 1 South
                                   Wayside, Mississippi  38780
                                   Telephone No.:  (601) 332-2415
                                   Facsimile No.:(601) 332-2241
                                   Attention: Fernando J.  Cuquet,Jr., Manager

                    With Copy To:  Thomas E. Sharp, III
                                   Vickers, Riis, Murray and Curran, L.L.C.
                                   Eighth Floor
                                   Regions Bank Building
                                   106 St.  Francis Street
                                   Mobile, Alabama  36602
                                   Telephone No.:  (334) 432-9772
                                   Facsimile No.:    (334) 432-9781

Any written notice or demand given by any party to the other shall be deemed given and effective on the business day after dispatched and transmitted in accordance with this paragraph.

          16. FACSIMILE COPIES. Copies of this Agreement or any notice or other document required, contemplated or pertaining to this Agreement, including the documents to be delivered at the closing, which have been executed by either party to this Agreement and tendered to the other party by facsimile transmission along with a representation that the executed original is being tendered to the recipient, may be deemed by the party to whom tendered duly executed and delivered originals of such documents for all purposes. The party so transmitting a document by facsimile shall promptly thereafter forward to the other party the original hard copy of such document..

          17. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates set forth hereinbelow.


                              BUYER:

                              CASINO VENTURES, LLC


Dated: July 8, 1999
               By:         /s/Matthew B.  Walker
                                      Matthew B.  Walker
                                      Its General Manager

                              SELLER:

                         JUBILATION LAKESHORE INC.


Dated: July 8, 1999
               By:  /s/ Thomas W.  Aro
                                     Thomas W. Aro
                                     Its President

STATE OF MISSISSIPPI,
COUNTY OF HINDS.

          I, the undersigned Notary Public in and for said County in said State, hereby certify that Matthew B. Walker, whose name as General Manager of CASINO VENTURES, L.L.C., is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in such capacity and with full authority, executed the same voluntarily for and as the act of said limited liability company.

          Given under my hand and seal on this _____ day of July, 1999.



                                                        NOTARY PUBLIC
                                                      My commission expires:



STATE OF NEW YORK,
COUNTY OF NEW YORK.

                 I, the undersigned Notary Public in and for said County in said State, hereby certify that Thomas W. Aro, whose name as President of JUBILATION LAKESHORE INC., is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said Corporation.

               Given under my hand and seal on this _____ day of July, 1999.



                                                   NOTARY PUBLIC
                                             My commission expires:

                   EXHIBIT A
                       to
            Asset Purchase Agreement

                 PROMISSORY NOTE

July 8, 1999              Amount: $1,350,000

                                   FOR VALUE RECEIVED, CASINO VENTURES, LLC
("Maker"), a Mississippi limited liability company, hereby promises to pay to the order of JUBILATION LAKESHORE INC. ("Payee"), the principal sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000), at such place as the holder hereof may designate in writing, on July 8, 2002, or on the date on which Payee's membership interest in Maker is acquired pursuant to Section 8.9 of the Operating Agreement of Maker, whichever shall first occur, with interest until the actual payment date on the unpaid principal sum charged from the date hereof.


              Interest shall be payable quarterly, on the first day of each calendar quarter commencing September 1, 1999. Interest on the unpaid principal balance shall be at an initial annual rate (the "Interest Rate") equal to 8.75% and adjusted to equal 1% plus Prime Rate of interest as published in The New York Times in its late edition under the heading
"Key Rates" in the "Yesterday" column on the first business day following the date on which any change in the Prime Rate is reported, provided that (I) if more than one Prime Rate is published or if a range of Prime Rates is published, the Prime Rate shall be the average of the highest and lowest rates so published, (ii) the Interest Rate shall not be less than the rate referred to in 1274(d) of the Internal Revenue Code of 1986, as the same may be amended from time to time, and (iii) any adjustment to the Interest Rate shall apply to all interest accruing until another such adjustment is required.

                       This Note is the Promissory Note referred to in the Asset Purchase Agreement (the "Agreement"), dated as of July 8, 1999, between Maker and Payee. Capitalized terms used in the Agreement and herein and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Agreement.

              The following terms and provisions are applicable to this Note:

               1. Prohibited Activities. Until final and full payment of this Note, Maker shall not;

                   (a)  make an assignment for the benefit of creditors; or

                   (b) apply to any tribunal for an appointment of a trustee or receiver of any substantial portion of its assets, or commence any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or any other insolvency or liquidation law of any jurisdiction, or in the event such proceedings are commenced against it, indicate its approval, consent or acquiescence to the same, or allow any order to be entered appointing a trustee or receiver or adjudicating it bankrupt or insolvent, which order remains in effect for 60 days; or

                  (c) permit any order to be entered in any proceeding against it directing its dissolution or split-up and allow such order to remain in effect for 60 days; or

                 (d) merge or consolidate with any corporation or other entity, sell, lease, transfer or otherwise dispose (except for the grant to Riverboat Investments, L.L.C., a mortgage and security interest in Maker's vessel and equipment and of a deed of trust on Maker's leasehold interest) of all or any substantial part of its assets or business other than in the ordinary course of its business or purchase assets other than in the ordinary course of business (including the acquisition of any business or purchase of capital stock); or

                 (e) purchase, redeem or cancel any of its membership interests or other interest in Maker, except for the membership interest owned by Payee; or

                (f) declare a dividend or make any distribution in cash or in property on or with respect to any membership interest or other interest in Maker; or

                (g) pay, give or lend, directly or indirectly, to any person, including, but not limited to, any member, manager, officer, or employee of Maker, any corporate funds to any one person except for services actually rendered, consideration given, or as a reimbursement for moneys actually advanced; or

              (h) pay in any fiscal year, directly or indirectly, any salary or other compensation or provide perquisites or benefits to any of the members, or persons serving on the board of managers of Maker; or

              (i) amend its Certificate of Formation or, except as authorized by the Operating Agreement of Maker, revise the capital of Maker, which amendment, change or revision might materially affect the rights of Payee; or

              (j)  take, or allow to be taken, any action in violation of
                   Section 10.2(e) of the Operating Agreement of Maker; or

              (k) default with respect to any obligation owed by Maker under or with respect to any promissory note or other agreement entered into between Maker and Riverboat Investments, L.L.C.

             2. Event of Default. Each of the following shall constitute an Event of Default:

              (a) any failure to pay when due any installment of interest or principal on this Note; or

              (b) the breach or violation of any of the provisions of Section 1 of this Note; or

              (c) any breach or default by Maker under or with respect to that certain letter agreement dated June 18, 1999, between Maker and Payee.

           If an Event of Default occurs, then interest shall accrue thereafter at the Interest Rate plus 4%, and the unpaid principal of this Note and interest thereon shall forthwith become due and payable without further written demand.

            3. Prepayment This Note may be prepaid in whole or in part at any time without premium or penalty with interest to the date of prepayment.

            4.  Miscellaneous.

              (a) Whenever an attorney is used to obtain payment under, or to otherwise enforce, this Note or to enforce, declare or adjudicate any rights or obligations under this Note, whether by suit or by other means whatsoever, the costs and expenses thereof, including reasonable attorneys' fees and expenses, shall be payable by Maker.

              (b) Any demand, notice or other communication required or allowed hereunder shall be in writing signed by the party and sent both by Federal Express or other overnight courier and by facsimile transmission addressed to the respective party at its respective address and facsimile number specified below, unless a different written address is provided, by written notice, by one party to the other party, viz.:

                                        HOLDER:        Jubilation Lakeshore Inc.
                                             c/o ALPHA HOSPITALITY CORPORATION
                                                       24th Floor
                                                       12 East 49th Street
                                                       New York, New York 10017
                                             Telephone No.:  (212) 750-3500
                                             Facsimile No.:(212) 750-5171
                                             Attention:   Thomas W. Aro,
                                                          President

                                        With Copy To:  Herbert F.  Kozlov,
                                                       Esquire
                                            Parker, Duryee, Rosoff & Haft, P.C.
                                                       529 Fifth Avenue
                                                       New York, New York 10017
                                            Telephone No.: (212) 599-0500
                                            Facsimile No.:(212) 972-9487

                                        MAKER:         CASINO VENTURES, LLC
                                                       Belmont Plantation

                                                       3498 Highway 1 South
                                                    Wayside, Mississippi  38780
                                            Telephone No.:  (601) 332-2415
                                            Facsimile No.:(601) 332-2241
                                            Attention: Fernando J.  Cuquet, Jr.,
                                                       Manager

                                        With Copy To:  Thomas E. Sharp, III
                                       Vickers, Riis, Murray and Curran, L.L.C.
                                                       Eighth Floor
                                                       Regions Bank Building
                                                       106 St. Francis Street
                                                       Mobile, Alabama  36602
                                            Telephone No.:  (334) 432-9772
                                            Facsimile No.:(334) 432-9781

               Any written notice or demand given by any party to the other shall be conclusively deemed given and effective on the business day after dispatched and transmitted in accordance with this paragraph. "Business Day" shall mean any day other than a Saturday, Sunday or other legal holiday on which banking institutions in the City and State of New York are authorized or required to be closed.

          (c) If any payment on this Note becomes due and payable on any day other than a Business Day, such payment date shall be extended to the next succeeding Business Day.

          (d) This Note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought, (ii) shall be binding upon Maker and its successors and assigns, and
               (iii) shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

          (e) This Note shall be governed by and construed in accordance with the internal laws of the State of New
               York applicable to contracts executed and to be performed wholly within such State, without giving effect to the conflict or choice of laws rules or principles thereof. Maker agrees that any dispute under or with respect to this Note shall be decided by a Federal or State court situated in the County and State of New York and submits to the exclusive jurisdiction of such court, and agrees not to raise any objection (on the basis of forum non conveniens or otherwise) with respect to the jurisdiction or venue of any such court. Maker hereby expressly agrees to waive jury trial in any judicial proceeding under or with respect to this Note or the enforcement hereof. Maker further agrees that service of process may be made upon it by, in lieu of any other method permitted by law, delivery of process by both first class mail and registered or certified mail, return receipt requested, at its address set forth above, with a copy so similarly mailed to its counsel, Vickers, Riis, Murray and Curran, L.L.C., at its address set forth above.

          (f) All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, endorser or otherwise, hereby waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest to Maker or any other Person.
                              CASINO VENTURES, LLC

                         By: ___________________________
                               MATTHEW B. WALKER
                              General Manager

                                                        Exhibit 99 (b)

               OPERATING AGREEMENT
                       OF
              CASINO VENTURES,  LLC


          THIS OPERATING AGREEMENT (the "Agreement") of
CASINO VENTURES, LLC (the "Company"), a Mississippi limited liability company, is entered into as of the 8th day of July, 1999, by and among MRV, L.L.C. ("MRV"), a Mississippi limited liability company, MID-AMERICA INVESTMENTS, INC. ("Mid-America"), a
Mississippi corporation, JUBILATION LAKESHORE INC.
("Jubilation"), a Mississippi corporation,  and RIVERBOAT
INVESTMENTS, L.L.C. ("Riverboat"), an Alabama limited liability company (MRV, Mid-America, Jubilation and Riverboat each an "Initial Member" and, collectively, the "Initial Members").

          The Initial Members, any permitted successor, assignee or transferee of any of them, and any other persons or entities who or that shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter be referred to individually as a "Member" and collectively as the "Members."

          The Members desire hereby to establish the terms of the operation of the Company in accordance with the provisions of the Mississippi
Limited Liability Company Act (the "Act") and pursuant to the undated Certificate of Formation of the Company filed with the Secretary of State of the State of Mississippi on June 9, 1999.


                    ARTICLE 1
           PRINCIPAL PLACE OF BUSINESS

          The registered office of the Company (the "Registered Office") in Mississippi will be located at 3498 Highway 1 South, Wayside, Mississippi 38780, and the principal business office of the Company (the "Principal Business Office") will be located at 3498 Highway 1 South, Wayside, Mississippi 38780, with such other offices and places of business as may be agreed upon by the Managers (as hereinafter defined) from time to time. The Registered Agent at the Registered Office shall be Fernando J. Cuquet or such other person as may be determined from time to time by the Managers.


                    ARTICLE 2
               PURPOSE OF BUSINESS

          The Company will engage in the acquisition, ownership and operation of a casino vessel (the "Vessel"). Subject to the provisions of
Section 10.2(e)(v) of this Agreement, the Company may also engage in any other lawful activity for which a limited liability company may be formed under the laws of the State of Mississippi, if approved by both (a) the Managers and (b) Members holding at least sixty-six percent (66%) of the Membership Interests of the Company.


                    ARTICLE 3
     ACCOUNTING AND REPORTS FOR THE COMPANY

          3.1  Records and Accounting.   The books and records of the
Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Managers, from time to time, and if not so selected, the books and records shall be maintained in accordance with generally accepted accounting principles consistently applied. The books and records of the Company shall reflect all the Company's transactions and shall be appropriate and adequate for the Company's business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

          3.2 Access to Accounting Records. All books and records of the Company shall be maintained at the Principal Business Office or at any other office of the Company agreed to by the Managers. Each
Member, and its duly authorized representative, shall have access to all books and records at the offices of the Company and the right to inspect and copy them at reasonable times. Notwithstanding the foregoing, each Member shall have the inspection rights granted by, and the Company shall maintain at its registered office the records listed in, Section 79-29-107 of the Mississippi Code of 1972, as amended.

          3.3  Outside Consultants.   Outside accountants, attorneys
and other consultants shall be selected by the Managers pursuant to
Section 10.1(a), but may be replaced or terminated by a vote of Members holding a majority of the Membership Interests of the Company.

          3.4  Reports.

               (a) Delivery. The Company shall use its best efforts to, within ninety (90) days after the end of each calendar year, send to each person who was a Member at any time during the year then ended such tax information as shall be necessary for inclusion by such Member in its federal income tax return of all items attributable to the Company.

               (b) Balance Sheet. Within ninety (90) days after the end of each calendar year, the Company will use its best efforts to send to each person who was a Member at any time during the year then ended the balance sheet of the Company as of the end of such year and statements of operations and changes in Members' capital contributions, prepared in accordance with the accounting method selected pursuant to
Section 3.1 hereof. The information shall also set forth distributions to the Members for the period covered thereby and the amount of any distributions released from reserves established in prior periods.

          3.5       Tax Matters Partner   The Members holding a majority
of the Membership Interests shall, from time to time, designate a Member to be the "tax matters partner" of the Company for purposes of Subchapter C of Chapter 63 of Subtitle F of the Internal Revenue Code of 1986, as amended, (IRC 6221-6233). Such "tax matters partner" shall have the authority to exercise all functions provided for in the Internal Revenue Code, including (to the extent permitted by the Internal Revenue Code) the authority to delegate the functions of "tax matters partner" to any other Member. The "tax matters partner" shall be reimbursed for all reasonable expenses actually incurred as a result of its duties as "tax matters partner." The initial "Tax Matters Partner" shall be MRV, L.L.C.

                    ARTICLE 4
  MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS;
LOANS

          4.1 Membership Interests. The interest of each Member shall be represented by membership interests (the "Membership
Interest"). Each such Member shall contribute certain assets, money, services or other obligation to contribute cash or property or to perform services in exchange for their respective initial Membership Interests, the sufficiency of which contribution the Members do hereby acknowledge.
In return for such contribution, each Initial Member shall initially own the percentage interest set forth below:


Member                             Membership Interest


MRV, L.L.C.                           1.00%
Mid-America  Investments, Inc.        1.00%
Jubilation Lakeshore Inc.            93.00%
Riverboat Investments, L.L.C.         5.00%


          4.2  Certificates for Membership Interests.  The
Membership Interests shall not be represented by any certificate of membership or other evidence of membership other than the Certificate of Formation and this Agreement.

          4.3  Capital Contributions.  The Initial Members have each
originally contributed capital to form the Company.   Each of the Initial
Members hereby agrees that, subject to any required prior written approval of Jubilation pursuant to Section 10.2(e), it is anticipated and intended among them that subsequent investors will be allowed to purchase from the Company Membership Interests or options to acquire Membership Interests. Notwithstanding the foregoing, it is understood and agreed by each of the Initial Members that, by virtue of the issuance of Membership Interests to such subsequent investors, Jubilation's interest in the Company may not be diluted below a twenty-five percent
(25%) Membership Interest, nor (except as provided in the last paragraph of this Section 4.3) may the interest of Riverboat in the Company be diluted below a five percent (5%) Membership Interest. Subject to the limitations on dilution expressed in the preceding sentence, (i) prior to the transfer of the Membership Interest to MRV and to Mid-America as described in Section 8.10, the interest of MRV and and Mid-America shall not be diluted below one percent (1%), each, and the issuance by the Company of Membership Interests to subsequent investors shall dilute the Membership Interest held by Jubilation and its assignees, only, and (ii) after the transfer by Jubilation of the Membership Interest described in and pursuant to Section 8.10, the Membership Interest of Mid-America and MRV shall not be diluted below five percent (5%), each, and, subject to such 5% floor, the issuance by the Company of Membership Interests to subsequent investors shall dilute, proportionately, the Membership Interests of MRV and Mid-America and their assignees, only. Subject to Sections 8.6 and 10.2(e) hereof, the terms upon which the aforementioned additional Membership Interests may be issued by the Company to subsequent investors and the status of such subsequent investors as additional Members shall be determined by the Managers. Subject to Section 10.2(e) hereof, the Members agree to promptly execute such amendments to this Agreement as the Managers deem appropriate to reflect the terms upon which such Membership
Interests and options to acquire the same have been or will be issued by the Company. No additional capital contributions from the Members shall be required without the unanimous written consent of the Members.

          Notwithstanding anything contained herein to the contrary, if, on or before four (4) months after the date of this Agreement, at least $650,000 has not been lent or advanced by or on behalf of Riverboat to the Company, then the Membership Interest of Riverboat shall be reduced to an amount equal to five per cent (5%) times a fraction, the numerator of which is the aggregate amount that has been lent and advanced to the Company by Riverboat and the denominator of which is six hundred and fifty thousand dollars ($650,000). Subject to the provisions of Sections 8.10 and 8.11, the Membership Interest of Jubilation shall be increased by the amount by which Riverboat's
Membership Interest is reduced.

          4.4 Capital Accounts. The capital account of each Initial Member shall be as set forth in Schedule I attached hereto, and the capital account of each new or subsequent Member shall initially be set as determined by the Accountants or by unanimous consent of the Members, and, shall, from time to time, be:

               (a)  increased by:

                    (i)  any additional capital contributions of
                         such Member; and

                    (ii) such Member's share of profits of the Company, determined pursuant to Article 6, during each fiscal year, whether or not distributed; and

                    (iii)     the agreed fair market value of any
property (less liabilities assumed by the Company) contributed by such Member; and

               (b)  decreased by:

                    (i) all distributions to or for the account of such Member, whether from the capital or income of the Company (other than payments received by a Member in payment of any loan or for any services rendered or goods provided); and

                    (ii) such Member's share of losses of the Company determined during each fiscal year pursuant to Article 6; and

                    (iii)     the agreed fair market value of any
property (less liabilities assumed by such Member) distributed by the Company to such Member.

The foregoing provisions are intended to comply with the provisions contained in Treasury Regulations 1.704-1(b)(2)(iv) under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and capital accounts shall be maintained in accordance with such provisions.

          4.5 Withdrawal and Return of Contributions. A Member does not have the right or power to withdraw from the Company as a Member, nor is any Member entitled to a return of any part of its capital contribution or to be paid interest on either its capital account or capital contribution.

          4.6  Effect of Assignment of Membership Interest or
Economic Interest.  Any assignment of a Membership Interest or
Economic Interest in compliance with the provisions of this Agreement shall include an assignment of the capital account attendant to, or corresponding with, such Membership Interest or Economic Interest and the right to distributions, and the return of capital, associated with such Membership Interest or Economic Interest.


                    ARTICLE 5
                  DISTRIBUTIONS

          Subject to Section 10.2(e) hereof, the Managers may determine the amount of cash available for distributions and may distribute such amount thereof as they deem appropriate. Subject to any provision for non-proportionate distributions to subsequent investors in accordance with the terms under which Membership Interests or options to acquire Membership Interests are issued to subsequent investors by the Company as contemplated by Section 4.3, all distributions shall be made pro rata to the Members in accordance with their respective Membership
Interests in the Company. Any declared but unpaid distribution will constitute a liability of the Company to the applicable Member. Subject to Section 10.2(e) hereof, the Managers may also cause property of the Company other than cash to be distributed to the Members or Economic Interest Owners (as hereinafter defined), which distributions must be made in accordance with their respective Membership Interests in the Company, and may be made subject to existing liabilities and obligations. Immediately prior to any such distribution of property other than cash, the capital accounts of the Members and

Economic Interest
Owners shall be adjusted as provided in Treasury Regulation
1.704-1(b)(2)(iv)(f). However, no distribution shall be declared and paid that would violate Section 79-29-605 of the Mississippi Code of 1972, as amended.

          The Company is specifically authorized, at its discretion, to withhold from distributions to each Member and, if any, Economic Interest Owners, an amount equal to such Member's and (as applicable) Economic Interest Owner's pro rata share (in accordance with their respective Membership Interests or Economic Interests) of five percent (5%) of the net profits of the Company for each fiscal year and to remit such withheld amount to the Mississippi State Tax Commission, in accordance with the provisions of Section 27-7-25 of the Mississippi Code of 1972, as amended, which shall be deemed to be payments of estimated Mississippi Income Tax of the Members and (as applicable) Economic Interest Owners and shall be allocated to each Member's and (as applicable) Economic Interest Owner's taxpayer account set up and maintained by the Mississippi State Tax Commission based on the manner or method such payments would otherwise have been distributed to the Members and (as applicable) Economic Interest Owners.

                    ARTICLE 6
                PROFIT OR LOSSES

          6.1 Allocation. Except as may be required by Section 704(c) of the Internal Revenue Code and Treasury Regulation 1.704-1(b)(2)(iv)(f), and subject to any provision for special allocations to subsequent investors in accordance with the terms under which Membership Interests or options to acquire Membership Interests are issued to subsequent investors by the Company as contemplated by Section 4.3 hereof, the net profits or the net losses (and any separately stated items, including without limitation, depreciation, amortization and tax credits) of the Company shall be allocated to the Members and (as applicable)
Economic Interest Owners, pro rata in accordance with their Membership Interests or Economic Interests.

               Subject to any provision for special allocations to subsequent investors in accordance with the terms under which Membership Interests or options to acquire Membership interests are issued to subsequent investors by the Company as contemplated by Sections 4.3 hereof, all items of income, gain, loss, deduction, and credit available to any Membership Interest or Economic Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest or Economic
Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Internal Revenue Code and the regulations thereunder.

          6.2  Qualified Income Offset and Minimum Gain
               Chargeback Provisions

               (a) Regulations. The Code and Treasury Regulations contain certain economic sharing requirements in order for income tax allocations among the Members, and, if any, Economic Interest Owners to be respected for tax purposes. In general, such requirements are designed to eliminate the allocation of tax losses that have no economic effect to the Members and Economic Interest Owners, if any. In order to comply with such requirements, this Section 6.2 requires that the qualified income offset and minimum gain chargeback provisions provided for in Treas. Reg. Sections 1.704-1 and 1.704-2 be followed, as presently in effect and as hereinafter amended. Such provisions are not expected to alter the allocations described in Section 6.1, except in unusual and unforeseen circumstances.

               (b) Special Allowances. If a special allocation of an item of net profit or net loss is made to a Member or Economic Interest Owner under this Section 6.2, future allocations of profit and loss shall be adjusted to take into account such special allocations.


                    ARTICLE 7
            ADMINISTRATIVE PROVISIONS

          7.1 Voting. The Company shall hold at least once each calendar year a meeting of Members; any such meeting may be held by conference telephone or similar communication equipment as contemplated by Section 7.5. Each meeting of Members will be upon no more than sixty (60) and not less than ten (10) days' prior written notice, and any special meeting shall be in accordance with Section 7.2 hereof.
Any Member may vote at any annual or special meeting either in person or by proxy. Notice of any meeting may be waived in writing, either before or after the meeting. The presence of a Member at any annual or special meeting shall constitute a waiver of notice, unless a Member's presence at such meeting is solely for the purpose of objecting to the form of notice or the holding of a meeting without proper notice. Unless a different vote is specifically required hereunder, any vote of the Members or any statement (or similar language) that an action shall be "approved by the Members," shall require the vote of Members holding at least a majority of the Membership Interests. Any vote of Members hereunder shall be by Membership Interest and not by heads.

          7.2 Special Meetings. A special meeting of the Members may be called at any time by Members holding at least twenty five percent (25%) of the Membership Interests of the Company; special meetings must be called by written notice given at least five (5) business days in advance of such meeting, and such notice must state the matters to be presented at such meeting.

          7.3 Place of Meetings and Quorum. All meetings shall be held at the Principal Business Office of the Company, unless the Members agree otherwise. The conduct of any business at a meeting shall require the presence of at least a majority of the Membership Interests, by percentages not by head.

          7.4  Notices.  Any demand, notice or other
communication required hereunder shall be in writing signed by the party and sent both by Federal Express or other overnight courier and by facsimile transmission addressed to the respective party at its respective address and facsimile number specified below, unless a different written address is provided, by written notice, by one party to the other party, viz.:

               LAKESHORE:     JUBILATION LAKESHORE INC.
                              c/o Alpha Hospitality Corporation
                              24th Floor
                              12 East 49th Street
                              New York, New York 10017
                              Telephone No.:  (212) 750-3500
                              Facsimile No.:   (212) 750-5171
                              Attention: Thomas W. Aro, President

               With Copy To:  Herbert F.  Kozlov, Esquire
                         Parker, Duryee, Rosoff & Haft, P.C.
                              529 Fifth Avenue
                              New York, New York 10017
                              Telephone No.: (212) 599-0500
                              Facsimile No.:   (212) 972-9487

               MID-AMERICA:   MID-AMERICA              INVESTMENTS, INC.
                              Belmont Plantation
                              3498 Highway 1 South
                              Wayside, Mississippi  38780
                              Telephone No.:  (601) 332-2415
                              Facsimile No.:   (601) 332-2241
                              Attention: Fernando J.  Cuquet, Jr.,
                                   President

               With Copy To:  Thomas E. Sharp, III
                         Vickers, Riis, Murray and Curran, L.L.C.
                              Eighth Floor
                              Regions Bank Building
                              106 St.  Francis Street
                              Mobile, Alabama  36602
                              Telephone No.:  (334) 432-9772
                              Facsimile No.:   (334) 432-9781

               MRV:           MRV, L.L.C.

                              305 State Street
                              Mobile, Alabama 36603
                              Telephone No.: (334) 438-3596
                              Facsimile No.:  (334) 438-3597
                              Attention: Matthew B. Walker,
                              Manager

               With Copy To:  Thomas E. Sharp, III
                         Vickers, Riis, Murray and Curran, L.L.C.
                              (Address and Telephone/Facsimile
                                Nos. specified above)


               RIVERBOAT:     RIVERBOAT INVESTMENTS,
                              L.L.C.
                              1558 South Beltline Highway
                              Mobile, Alabama 36693
                              Telephone No.: (334) 666-7204,
                              Ext.  225
                              Facsimile No.:   (334) 661-6209

               With Copy To:  Thomas E. Sharp, III
                         Vickers, Riis, Murray and Curran, L.L.C.
                              (Address and Telephone/Facsimile
                                Nos. specified above)
Any written notice or demand given by any party to the other shall be conclusively deemed given and effective on the business day after dispatched and transmitted in accordance with this paragraph.

          7.5  Action by Written Consent or Telephone Conference.
Any action permitted or required by the Act, the Certificate of Formation or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed (on a single page or multiple counterparts) by all the Members. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Mississippi, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members. Subject to the requirements and restrictions of the Act, the Certificate of Formation and this Agreement, Members may participate in and hold a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participating in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                    ARTICLE 8
              RIGHTS TO ACQUIRE AND
     RESTRICTIONS ON TRANSFERS OF INTERESTS

          8.1  General.

               (a) Restriction on Sale. Except as otherwise specifically provided herein, a Member shall not have the right to sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration, or by gift, bequeath, or otherwise to transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (collectively, "sell" or "sells"), all or any part of its Membership Interest or any Economic Interest.

               (b)  Definitions:

                    (i)  An "Economic Interest" shall mean an
Economic Interest Owner's share of the Company's net profits, net losses and/or distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members or, except as expressly herein provided to the contrary, any right to sell or purchase, or to participate in the sale or purchase of, any Membership Interest (or any portion thereof) as contemplated by this Article 8.

                    (ii) An "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member. All provisions of this Agreement applicable to Members relative to sharing of profits, losses, capital accounts and distributions (but not with respect to any right to participate in the management and affairs of the Company, including the right to vote on, or consent to or otherwise participate in any decision of the Members or, except as expressly herein provided to the contrary, any right to sell or purchase, or to participate in the sale or purchase of any Membership Interest (or any portion thereof) as contemplated by this Article 8) shall also apply to Economic Interest
Owners.

          8.2  Right of First Refusal.

               (a)  Third Party Purchaser.  If any Member or
Economic Interest Owner desires to sell all or any portion of its Membership Interest or Economic Interest (the Membership Interest or Economic Interest, or portion thereof, proposed to be sold being hereinafter referred to as the "Company Interest") (any such Member or Economic Interest Owner being hereinafter referred to as an "Offering Member") to a third party purchaser, such Offering Member shall obtain from such third party purchaser a bona fide written offer to purchase such Company Interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor (the "Third Party Offer"). Promptly upon receipt of such Third Party Offer and prior to the acceptance thereof, the Offering Member shall give written notice thereof to the Company and to each of the Members (exclusive of the Offering Member). Such notice (the "Offering Notice") shall contain a detailed description of the Third Party Offer, including, but not limited to, the name and address of the offeror and the price at which, and the terms and conditions upon which, such Third Party Offer was made, and shall attach a copy of the Third Party Offer. The Offering Notice shall be deemed to be a firm, non-withdrawable offer by the Offering Member to sell the Company Interest to the Company and the other Members
(which shall not include any Economic Interest Owner), who shall have the following option to accept such offer:

               (i) The Company shall have the right to elect, by written notice (a "Company Notice") given to the Offering Member and to each of the other Members on or before the twentieth (20th) day after receipt of the Offering Notice, to purchase all or a portion of the Company Interest at the price, and upon the terms and conditions, set forth in the Third Party Offer.

               (ii) If the Company elects (which election
                    shall be made upon, but only upon, the
                    approval of Members holding a majority
                    of all Membership Interests exclusive of the Membership Interests held by the Offering Member or by any Economic Interest Owner) within such twenty-day period to purchase all of the Company Interest, a closing of the purchase by the Company of all of the Company Interest shall be held on or before the fortieth
                    (40th) day after the Company's receipt of the Offering Notice.

               (iii) If, within the twenty-day period set forth in clause (i) above, the Company does not elect to so purchase all of the Company Interest, the other Members shall thereafter have the right to elect, by written notice given to the Offering
                         Member (each an "Acceptance Notice")
                         on or before the fortieth (40th) day after receipt of the Offering Notice, to purchase all or a portion of the Company Interest that the Company has not elected to purchase, at the price, and upon the terms and conditions, set forth in the Third Party Offer.

               (iv) If Acceptance Notices shall have been
                    received by the Offering Member from
                    the other Members within the applicable
                    specified time period to purchase all of such Company Interest that the Company has not elected to purchase as provided above, a closing of the purchase of the Company Interest by, if applicable, the Company and other Members who have given timely Acceptance Notices shall be held on or before the sixtieth (60th) day following the receipt of the Offering Notice. If the Company and such other

                    Members collectively have given a
                    Company Notice and  Acceptance Notices
                    electing to purchase more than one
                    hundred percent (100%) of the Company
                    Interest, then at such closing (1) the
                    Company shall purchase the full portion
                    of the Company Interest, if any, it has
                    elected to purchase, and (2) the remaining portion of the Company Interest shall be purchased by the Members having given Acceptance Notices, with such remaining portion allocated among them based upon the ratio that the portion of the Company Interest elected to be purchased by each such Member bears to the total portion of the Company Interest elected to be purchased by all such Members.

               (v) If, within the time periods set forth above in this Section 8.2, the Offering Member has not received a Company Notice and/or Acceptance Notices together reflecting an election to purchase all of the Company Interest, then no portion of the Company Interest may be purchased by the Company or the other Members, and the Offering Member may thereafter (subject to Section 8.8) transfer all of the Company Interest to the purchaser named in the Third Party Offer within forty (40) days after the expiration of the time period in which a Member could give an Acceptance Notice; provided, however, that prior to the consummation of the sale to such third party (A) such purchaser has complied with Section 8.2(c) hereof and
                    (B) the transfer is made at the price, and in accordance with the terms and conditions, as set forth in the Offering Notice, and the Offering Member is able to certify, and does certify, to the other parties hereto that the transfer of the Company Interest was made to such purchaser at such price and upon such terms and conditions.

               (b)  Donees.  Any Member (but not an Economic
Interest Owner) may transfer all or any portion of its Membership
Interest (without regard to Sections 8.1 and 8.2(a)) to a donee (a
"donee") provided such complies with Section 8.2(c) and further provided that such is an Affiliate of such Member. For purposes of this Agreement, "Affiliate" of any Member shall mean a person or entity that controls, is controlled by or is under common control with such Member
(for this purpose, a person or entity that has forty percent (40%) or more equity interest or voting control, directly or indirectly, in another person or entity shall be conclusively deemed to be in control), any officer, director, manager or general partner of such Member and any parent, child or grandchild or spouse of such Member or a trust created for their benefit.

               (c) Delivery of Agreement. In the event of the purchase of an Offering Member's Company Interest by a third party purchaser or the transfer of any Membership Interest to a donee as contemplated by Section 8.2(b) above, and as a condition to recognizing the effectiveness and binding nature of any such transfer and substitution of a new Member, the proposed purchaser or donee (either, a "Proposed Transferee"), as the case may be, shall be required to execute and deliver to the Company an assignment and assumption agreement, in such form and substance as the Company may reasonably request, pursuant to which such Proposed Transferee will agree to be bound by the terms of this Agreement (as if may theretofore have been amended, supplemented, modified or otherwise changed) as a Member and to be (to the extent of the Membership Interest being acquired) substituted herein in place of the Member from which such Membership Interest is being acquired, and the Member transferring such Membership Interest and the Proposed Transferee shall execute, acknowledge and/or deliver such other instruments of transfer, assignment and assumption, and such certificates, representations and documents, and perform such other acts, as the Company may reasonably request and as may be necessary or appropriate to:

              (i) constitute such Proposed Transferee as a Member;

             (ii) confirm that the Proposed Transferee has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such person is to be admitted as a new Member or will merely be an Economic Interest Owner);

              (iii) preserve the Company after the completion of such sale, transfer, assignment or substitution under the laws of each jurisdiction in which the Company is formed, qualified, organized or does business;

             (iv) maintain the status of the Company as a limited liability company under the Act and as a partnership for federal tax purposes;

              (v) assure compliance with any applicable state and federal laws, including securities laws and regulations; and

              (vi) guarantee or execute promissory notes with respect to obligations of the Company consistent with such obligations of the remaining Members.

        (d) Effective Date. Any sale of a Membership Interest or admission of a Member in compliance with this Article 8 shall be deemed effective as of the last day of the calendar month in which the Proposed Transferee fully complies with Section 8.2(c). All costs incurred by the Company as a result of any sale or transfer of a Membership Interest, including the Company's reasonable legal fees, shall be paid by the Member transferring such Membership Interest.
Each Member and Economic Interest Owner hereby indemnifies the
Company and all other Members against any and all loss, damage or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 8 or any other provision of this Agreement.

   8.3  Transferee Not Member in Absence of Consent.

        (a) Lack of Consent. Except as herein otherwise provided, without approval of Members holding a majority of the Membership Interests (excluding a Member or Economic Interest Owner who is disposing of its Membership Interest or Economic Interest), the proposed sale or transfer of any Membership Interest will result in the transferee or assignee thereof, unless already a Member immediately prior to the sale or transfer, owning no more than an Economic Interest, and such transferee or assignee shall have no right to become a Member. No transfer of Economic Interest or any other transfer that has not been approved by the requisite consent of the Members shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee and the date of such transfer) has been provided to the Company and the non-transferring Member(s). Notwithstanding anything contained herein to the contrary, each of the Members shall be deemed to have approved (i) any transfer of a Membership Interest to an Affiliate as contemplated by Section 8.2(c) above and such Affiliate as a Member and (ii) (unless the Company and/or other Members have given a Company Notice and/or Acceptances Notices reflecting an election to purchase all of the Company Interest being offered by an Offering Member as contemplated by Section 8.2(a) above) any transfer of a Company Interest to a third party purchaser as contemplated by Section 8.2(a) above.

        (b) No Waiver. The failure by any Member to exercise a right of first refusal shall not (except as herein expressly provided) be deemed as the consent to admission of the transferee as a Member, nor shall any such failure be deemed a waiver of any future right of first refusal to which such Member may become entitled.

   8.4 Transfers to Members. Excluding the right of MRV and Mid-America to each acquire Membership Interests from Jubilation as provided in Sections 8.10 and 8.11 hereof, a Member may sell or transfer its interest to another Member (by exercise of a right of first refusal or otherwise) only after compliance with the applicable provisions of this
Article 8, and upon compliance with such provisions and in such event, no consent of the remaining Members shall be required to effect such transfer.

   8.5  Exceptions to Transferability Restrictions.
Notwithstanding anything to the contrary in this Article 8 or otherwise in this Agreement, except for Section 8.6 hereof, a Member shall be entitled to pledge or hypothecate its Membership Interest: (i) to secure any loan from the Company to such Member, subject to Section 10.2(e) and to the approval by Members holding a majority of the Membership Interests; (ii) to secure any loan from any person to such Member so long as all of the proceeds from such loan are used to acquire Membership Interests; or (iii) to secure any guaranty by such Member of any obligations of the Company. Nothing contained herein shall be deemed to authorize or permit any Member to breach or violate any promise or covenant of such Member not to grant any lien on, or to otherwise encumber, its Membership Interest.

   8.6  Subject to Gaming Act and Regulations.
Notwithstanding anything to the contrary in this Article 8 or otherwise in this Agreement, all transfers or assignments of any Membership
Interest or Economic Interests shall be subject to the Mississippi Gaming Control Act and the rules and regulations of the Mississippi Gaming Commission and all amendments thereto.

   8.7.      Drag-along and Tag-along Requirements.

   (a) Drag-Along. If at any time any Member or Members holding more than 66.66% of the Membership Interests (such Member or Members, the "Two-Thirds Majority Members") desire to sell, in a transaction or series of transactions, all of their Membership Interests to an unrelated third-party purchaser, and such third-party purchaser requires, as a condition of such sale, that it acquire all of the Membership Interests, then the remaining Members (the "Drag-Along Members") and the Economic Interest Owners shall be required to sell all of their Membership Interests and Economic Interests to such third-party purchaser at the same price and on the same terms and conditions as those offered to the Two-Thirds Majority Members. Any sale of Membership Interests made pursuant to this Section 8.7(a) shall not be subject to the provisions of Section 8.2 of this Agreement.
Notwithstanding anything contained herein to the contrary, Jubilation shall not be bound by the requirements of this Section 8.7(a) unless and until the Note (as hereinafter defined) has been fully and finally discharged and satisfied.

   (b) Majority Interest Tag-Along. If at any time any Member or Members holding in excess of 50% of the Membership Interests (such
Member or Members, the "Majority Members") desire to sell, in a transaction or series of transactions to an unrelated third-party purchaser, all of their Membership Interests or such portion of their Membership Interests as would provide such third-party purchaser with an excess of 50% of the Membership Interests, the Majority Members shall not consummate such purchase and sale transaction unless such third-party purchaser also offers to purchase all of the Membership Interests owned by the other Members (but not Economic Interest Owners) who elect, in writing within 15 days after written notice of such proposed sale, to participate in such sale (the "Minority Tag-Along Members"), at the same price and on the same terms and conditions as those offered to the Majority Members. Any sale of Membership Interests made pursuant to this Section 8.7(b) shall not be subject to the provisions of Section 8.2(a) hereof. If the proposed purchaser will not purchase all of the Membership Interests that the Majority Members and the Minority Tag-Along Members desire to sell pursuant to this subsection, then the Membership Interests to be sold to the proposed purchaser shall be allocated among such Members based upon the ratio that the Membership Interest that each such Member desires to sell to the proposed purchaser bears to the total amount of Membership Interests that all of the Members (including the Majority Members) have requested that the proposed purchaser purchase.

   8.8  Universal Tag-Along. If any Member (a "Selling
Member") proposes to sell any portion of its Membership Interest, such Selling Member shall give written notice (a "Proposed Sale Notice") thereof to each of the other Members (but not Economic Interest Owners) of such intention, which notice shall specify (i) the Membership Interest the Selling Member proposes to sell (the "Proposed Sale Interest") and
(ii) the terms and conditions upon which the Selling Member proposes to sell such Interest (such terms and conditions, collectively, the "Proposed Sale Terms"). Within twenty (20) days following its receipt of a Proposed Sale Notice, each other Member desiring to sell any of its Membership Interest upon the Proposed Sale Terms shall give written notice (the "Tag Along Notice") to such effect to the Selling Member and each of the other Members, which notice shall specify the Membership Interest such other Member proposes to sell upon the Proposed Sale
Terms (any such other Member giving a Tag Along Notice being hereinafter referred to as a "Tag Along Member" and the Membership Interest such Member has so given notice of its proposal to sell being hereinafter referred to as such Member's "Tag Along Membership
Interest"). The Selling Member shall not consummate any sale of any of its Membership Interest pursuant to or in accordance with any Proposed Sale Terms unless (1) it shall have given each Tag Along Member at least ten (10) days prior written notice as to the time and place of the closing for such sale and (2) at the closing of such sale each Tag Along Member has an opportunity to sell, upon the Proposed Sale Terms, at least the Tag Along Fraction of such Member's Tag Along Membership Interest, where the Tag Along Fraction is a fraction, the numerator of which is the Membership Interest then being sold by the Selling Member and the denominator of which is the Membership Interest represented by the Proposed Sale Membership Interest. Notwithstanding anything contained herein to the contrary, (I) no Member shall be entitled to give, with respect to any proposed sale of a Membership Interest, both a notice to purchase all or a portion of such Membership Interest (as contemplated by Section 8.2(a) hereof) and a notice to sell, in conjunction with such proposed sale, any portion of such Member's Membership Interest (as contemplated by this Section 8.8) and (II) no Tag Along Member shall be entitled to sell any portion of its Membership Interest if the Selling Member is selling its Proposed Sale Interest to the Company and/or other Members pursuant to the exercise of rights of first refusal as contemplated by Section 8.2(a) hereof.

   8.9  Buy-Sell Offer.

   (a) Deadlock Notice. If any Member or group of Members, on account of any deadlock among the Members or for any other purpose, shall so desire, such Member or Members (the "Proffering
Member," which shall refer to such Members collectively if more than one Member is so acting) may give a notice (the "Deadlock Notice") to each of the other Members (each, a "Responding Member") setting forth
(i) the Membership Interest held by the Proffering Member, (ii) price, specified at a price per one percent (1%) interest of the Membership Interest (the "Proffered Price"), at which the Proffering Member is willing to sell ALL of its Membership Interest (such Membership
Interest, the "Proffered Membership Interest") to the Responding
Members, (iii) the address to which any Responding Notice (as hereinafter defined) is to be sent and (vi) the date for the closing of the transactions contemplated by this Section 8.9, which date (the "Specified Closing Date") shall be on a business day not more than sixty (60), and not less than forty-five (45), days after the date the Deadlock Notice is given. Such offer shall, subject to the terms and conditions of this
Section 8.9, be irrevocable.

   (b) Responding Notice. If any Responding Member shall desire to purchase all or any portion of the Proffered Membership
Interest at the Proffered Price, then it shall, within twenty (20) days following receipt of the Deadlock Notice, so specify by written notice (a "Responding Notice") given to the Proffering Member at the address set forth in the Deadlock Notice and to each of the other Members, which notice shall specify the portion of the Proffered Membership Interest such Responding Member desires, and is willing, to purchase at the Proffered Price. Any Responding Member so giving a timely
Responding Notice is hereinafter referred to as an "Accepting Member."
Any such notice shall, subject to the terms and conditions of this Section 8.9, be irrevocable.

   (c)  Purchase by the Accepting Members.  If the Proffering
Member shall receive Responding Notice(s) from one or more Accepting Members indicating a desire and willingness thereby to purchase, in the aggregate, at least 100% of the Proffered Membership Interest, then, on the Deadlock Closing Date (as hereinafter defined), the Accepting Members shall purchase from the Proffering Members, and the Proffering Member shall transfer and sell to the Accepting Members, the Proffered Membership Interest, such purchase and sale to be made at the Proffered Price and otherwise in accordance with the terms and conditions set forth in subsections (e), (f), and (g) below.

(d)     Purchase by the Proffering Member.  If the Proffering
Member (i) shall not receive any timely Responding Notice from any Responding Member or (ii) shall receive Responding Notice(s) from one or more Accepting Members but the Accepting Members shall not have indicated therein their desire to purchase, in the aggregate, at least 100% of the Proffered Membership Interest, then, on the Deadlock Closing
Date, the Responding Members shall transfer and sell to the Proffering Member, and the Proffering Member shall purchase from the Responding Members, all of the Membership Interests owned or held by the Responding Members, such purchase and sale to be made at the Proffered Price and otherwise in accordance with the terms and conditions set forth in subsections (e), (f) and (g) below. In such event, if the Proffering Member shall consist of more than one Member, the Membership Interest owned or held by each Responding Member shall, unless otherwise agreed to in writing by the Members comprising the Proffering Member, be allocated among the Members comprising the Proffering Member pro rata in accordance with their respective percentage Membership
Interests.

(e)       Allocation of Purchase by the Accepting Members.
If the Accepting Member(s) shall, in their Responding Notice(s), have indicated therein their desire to purchase, in the aggregate, Membership Interests equal to the Proffered Membership Interest, then (unless otherwise agreed to in writing by the Accepting Members and consented to by the Proffering Member, such consent not to be unreasonably withheld or delayed) each Accepting Member shall be obligated to purchase from the Proffering Member the Membership Interest such Accepting Member has indicated in its Accepting Notice that it desires to purchase. If the Accepting Member(s) shall, in their Responding Notice(s), have indicated therein their desire to purchase, in the aggregate, Membership Interests greater than the Proffered Membership Interest, then (unless otherwise agreed to in writing by the Accepting Members and consented to by the Proffering Member, such consent not to be unreasonably withheld or delayed) the Proffered Membership Interest shall be allocated to and among the Accepting Members as provided hereinafter in this subsection (e) and (unless otherwise agreed to in writing by the Accepting Members and consented to by the Proffering Member, such consent not to be unreasonably withheld or delayed) each Accepting Member shall be obligated to purchase the
Membership Interest so allocated. The Proffered Membership Interest shall be allocated to and among the Accepting Members in accordance with the following steps:

          Step 1 - there shall be allocated to each Accepting Member the lesser of (A) the Membership Interest it has indicated in its Responding Notice that it desires to purchase or (B) the Membership Interest equal to the total Proffered Membership Interest multiplied by a fraction, the numerator of which is the Membership Interest owned or held by such Accepting Member and the denominator of which is the aggregate Membership Interests owned or held by all Accepting
Members (such portion of the Proffered Membership Interest as has not been allocated pursuant to this Step 1 shall be hereinafter referred to as the "Step 2 Membership Interest," and any Accepting Members who have not, pursuant to this Step 1, been allocated a Membership Interest equal to the Membership Interest it has indicated in its Responding
Notice that it desires to purchase, shall be hereinafter referred to as the "Step 2 Members");

          Step 2 - there shall then be allocated to each Step 2 Member the lesser (A) of the Membership Interest that, when added to the Membership Interest allocated to it pursuant to Step 1, equals the Membership Interest it has indicated in its Responding Notice that it desires to purchase or (B) the Membership Interest equal to the aggregate Step 2 Membership Interest multiplied by a fraction, the numerator of which is the Membership Interests owned or held by such Step 2 Member and the denominator of which is the aggregate Membership Interest owned or held by all Step 2 Members (such portion of the Proffered Membership Interest as has not been allocated pursuant to this Step 2 and the prior Step shall be hereinafter referred to as the "Step 3 Membership Interest" and the Step 2 Members who have not, pursuant to this Step 2 and the prior Step, been allocated a Membership Interest equal to the Membership Interest that it has indicated in its Responding Notice that it desires to purchase, shall be hereinafter referred to as the "Step 3 Members");

          Step 3 - there shall then be allocated to each Step 3 Member the lesser (A) of the Membership Interest that, when added to the Membership Interest allocated to it pursuant to all of the prior Steps, equals the Membership Interest it has indicated in its Responding Notice that it desires to purchase or (B) the Membership Interest equal to the Step 3 Membership Interest multiplied by a fraction, the numerator of which is the Membership Interest owned or held by such Step 3 Member and the denominator of which is the total Membership Interests owned or held by all Step 3 Members (such Membership Interests as have not been allocated pursuant to this Step 3 and all prior Steps shall be hereinafter referred to as the "Step 4 Membership Interests" (with "Step
# Membership Interests" referring to such Membership Interests as have not been allocated pursuant to all Steps prior to Step #) and the Step 3 Members who have not, pursuant to this Step 3 and all prior Steps, been allocated a Membership Interest equal to the total Membership Interest it has indicated in its Responding Notice that it desires to purchase, shall be hereinafter referred to as the "Step 4 Members" (with "Step #
Members" referring to such Accepting Members who have not, pursuant to Step # and all prior Steps, been allocated a of Membership Interests equal to the total Membership Interests it has indicated in its Responding Notice that it desires to purchase); and

          Succeeding Steps - Step 3 shall be repeated as many times as needed, with appropriate adjustment of the language to substitute in place of "Step 3" "Step #", where # represents the successive number of the Step.

(f)     Deadlock Closing Date.  At 10:00 a.m. local time on the
Deadlock Closing Date (which shall be the Specified Date unless all of the parties to the transaction contemplated hereby agree to some other date, in which case it shall be such other date) at the Company's principal offices, the Selling Members (as hereinafter defined) shall transfer and sell to the Purchasing Members (as hereinafter defined), and the Purchasing Members shall purchase from the Selling Members, all of the Membership Interests held or owned by the Selling Members. Each
Selling Member hereby grants to the Company and each Purchasing
Member, acting singly, a power of attorney, and appoints the Company and each Purchasing Member, with full power of substitution, as such Selling Member's attorney-in-fact, to so execute and deliver such documents to consummate the sale, such power of attorney being coupled with an interest and being irrevocable. At the closing of the sale contemplated hereby, the Purchasing Members shall pay for the Membership Interest being purchased from any Selling Member by delivering to such Selling Member a bank, cashier's or certified check for the Applicable Percentage (as hereinafter defined) of the Purchase Price (as hereinafter defined) of such Membership Interest and (if the Applicable Percentage is less than one hundred percent (100%)) delivering to such Selling Member (i) a promissory note, properly completed and duly executed in the form of Exhibit A attached hereto and (ii) a pledge agreement, properly completed and duly executed in the form of Exhibit B attached hereto. Such promissory note shall be in the stated principal amount of the Remaining Percentage (as hereinafter defined) of such Purchase Price and shall provide for the repayment of the principal amount thereof in equal annual installments over the Applicable Number Of Years (as hereinafter defined).

(g)     Definitions.  For purposes of the foregoing, (i) "Selling
Members" means, if the transaction has been triggered pursuant to subsection (c) above, the Proffering Member or, if the transaction has been triggered pursuant to subsection (d) above, the Responding
Members; (ii) "Purchasing Members" means, if the transaction has been triggered pursuant to subsection (c) above, the Accepting Members or, if the transaction has been triggered pursuant to subsection (d) above, the Proffering Member; (iii) the "Purchase Price" for any Membership
Interest shall mean a dollar amount equal to the product of the
Membership Interest and the Proffered Price; (iv)  "Applicable Number
Of Years" shall mean the whole number integer determined by dividing
(a) the aggregate Membership Interest of all Selling Members by (b) ten percent (10%) and, if such division does not result in a whole number integer, rounding up to the next whole number integer; (v) "Remaining Applicable Percentage" means one hundred percent (100%) minus the Applicable Percentage; and (vi) "Applicable Percentage" means the following based upon the Applicable Number Of Years:
Applicable Number Of Years           Applicable Percentage
                1                     100%
                2                     55%
                3                     35%
                4                     26%

                5                     22%
                6                     18%
                7                     14%
                8                     12%
                9                     11%

The obligations of the Purchasing Members hereunder shall be joint and several, and no Purchasing Member shall be released or relieved of its obligation hereunder on account of any failure or refusal to perform on the part of any other Purchasing Member (provided that nothing contained herein shall be deemed to relieve any defaulting or non-performing Purchasing Member from any damages any other Purchasing
Member may incur as a consequence of any default or non-performance by such defaulting or non-performing Purchasing Member). Nor shall any Purchasing Member be released or relieved of any obligation hereunder to purchase the Membership Interest of any Selling Member on account of any default or non-performance by any other Selling
Member; nor shall any Selling Member be released or relieved of any obligation hereunder to sell any of its Membership Interest on account of any default or non-performance by any other Selling Member. If any Selling Member shall fail to comply with this Section 8.9, then each Member shall vote its Membership Interest and otherwise take all actions reasonably requested by the Purchasing Members to effectuate the purpose and intent of this Section 8.9, which actions may include, without limitation, causing the Company to exercise the power of attorney provided above and to transfer on the books of the Company, and register in the name of the Purchasing Members, the Membership
Interest owned or held by any Selling Member.

   (h) Assumption Agreement. Any sale or transfer contemplated by this Section 8.9 shall not be subject to Section 8.2(a) or (c), or to
Section 8.3, 8.7 or 8.8 hereof; provided, however, that simultaneously with its acquisition of the Membership Interest of any Selling Member, the Purchasing Member shall execute and deliver to the Company an assignment and assumption agreement, in such form and substance as the Company may reasonably request, pursuant to which the Purchasing
Member agrees to be bound by the terms of this Agreement (as if may theretofore have been amended, supplemented, modified or otherwise changed) as a Member and to be (to the extent of the Membership
Interest being acquired) substituted herein in place of the Selling Member from which such Membership Interest is being acquired.

   8.10    Partial Transfer of Jubilation Membership Interest
Upon Equity Infusion. Subject to Section 8.12 hereof, upon the earlier of (i) such time as the Company has issued Membership Interests to subsequent investors in consideration of not less than Two Million
Dollars ($2,000,000) of new equity infusion contributed in cash to the Company (such infusion of not less than $2,000,000 being herein called "Equity Infusion") or (ii) the Company's payment, in full, of the Note, Jubilation shall, within thirty (30) days of the written request from Mid-America and MRV, transfer to Mid-America and to MRV, each, effective as of the date of the request, that percentage Membership Interest that is equal to one half of the amount, if any, by which the Membership
Interest owned by Jubilation immediately prior to such transfer exceeds twenty-five percent (25%) and no compliance with Section 8.2, 8.3, 8.7 or 8.8 or consent of the Members shall be required as a condition of such transfer; provided, however, that simultaneously with the transfer of such Membership Interest from Jubilation, each of MRV and Mid-America shall execute and deliver to the Company an assignment and assumption agreement, in such form and substance as the Company may reasonably request, pursuant to which MRV or Mid-America, as applicable, agrees to be bound by the terms of this Agreement (as it may theretofore have been amended, supplemented, modified or otherwise changed) as a Member and to be (to the extent of the Membership Interest being acquired) substituted herein in place of Jubilation with respect to such transferred Membership Interest. This obligation on the part of Jubilation to transfer the percentage Membership Interests as herein provided shall be binding upon the successors and assigns of Jubilation.

   8.11 Partial Transfer of Jubilation Membership Interest
Upon Payment of Note.  In addition to the transfer of percentage
Membership Interests provided for in Section 8.10, upon the Company's payment, in full, of that certain promissory note made by the Company payable to the order of Jubilation in the aggregate principal amount of $1,350,000 (the "Note") and delivered in partial consideration for the transfer of the Vessel COTTON CLUB (a/k/a JUBILATION CASINO),
Jubilation shall, within thirty (30) days of a written request from Mid-America and MRV, transfer to Mid-America and to MRV, each, effective as of the date of the request, a five percent (5%) Membership Interest, and no compliance with Section 8.2, 8.3, 8.7 or 8.8 or consent of the
Members shall be required as a condition of such transfer, provided, however, that simultaneously with the transfer of such five per cent (5%) Membership Interest, each, from Jubilation, each of MRV and Mid-America shall execute and deliver to the Company an assignment and assumption agreement, in such form and substance as the Company may reasonably request, pursuant to which MRV or Mid-America, as applicable, agrees to be bound by the terms of this Agreement (as it may theretofore have been amended, supplemented, modified or otherwise changed) as a Member and to be (to the extent of the Membership
Interest being acquired) substituted herein in place of Jubilation with
respect to such transferred Membership Interest.    This obligation on the
part of Jubilation to transfer the percentage Membership Interests as herein provided shall be binding upon the successors and assigns of Jubilation.

8.12    Bankruptcy of a Member.

   (a)  Affected Member.    Anything in this Agreement
to the contrary notwithstanding, if any Member or Economic Interest
Owner becomes bankrupt, then neither such Member or Economic
Interest Owner (either, an "Affected Member") nor its trustee or receiver (a "Legal Substitute") shall be entitled thereafter to accept an Offering Notice or a Deadlock Notice pursuant to any provision of this Agreement, and such Affected Member's Membership Interest shall be disregarded for all such purposes hereof; provided, however, that such Affected Member or its Legal Substitute, in such an event, shall be bound, with respect to its Membership Interest, to all of the restrictions and obligations imposed under this Agreement. Notice of bankruptcy of the Affected Member shall be given promptly after its occurrence (which in no event shall be more than ten (10) days after any event constituting a bankruptcy) by the Affected Member or its Legal Substitute to the Company and the Members. Such notice shall be deemed to be a firm, non-withdrawable offer to sell the Affected Member's Membership
Interest in the manner set forth in Section 8.2(a) hereof (subject, however, to subsection (b) below), at a purchase price to be determined in accordance with this Section 8.11(b). Any such offer shall not be subject to Section 8.8 hereof.

   (b)  Purchase Price.  If at any time an Affected
Member is deemed to have offered to sell its Membership Interest pursuant to Section 8.12(a) above, as a result of such Affected Member's bankruptcy, the initial purchase price of such Affected Member's Membership Interest shall be the product obtained by multiplying such Affected Member's Membership Interest times the net book value of the Company as of the last day of the calendar month immediately preceding the effective date of any subject sale, as determined in accordance with generally accepted accounting principles applied on a basis consistent with prior periods by the Accountants.

8.13    Special Jubilation Provisions.

If Jubilation (or its successor or assign) shall become entitled to accelerate the Note in accordance with its terms or the Company shall fail to pay the Note in full upon its maturity, then (i) Jubilation (or its successor or assign), in its sole and absolute discretion, may terminate any and all restrictions and limitations on transfer set forth in or contemplated by this Article 8 or elsewhere in this Agreement and may sell or otherwise dispose of its Membership Interest, or any portion thereof, free and clear of all such restrictions and limitations and (ii) the obligation of Jubilation (or its successor or assign) to transfer to Mid-America and MRV, and the right of each of Mid-America and MRV to acquire from Jubilation (or its successor or assign), any portion of Jubilation's Membership Interest, as contemplated by Section 8.10 and/or
8.11, shall terminate and expire.


                    ARTICLE 9
      LIMITED LIABILITY AND INDEMNIFICATION

   9.1 Liability to Third Parties. No Member, as such, shall be liable for the debts, obligations or liabilities of the Company, including under a judgment or order of a court. The foregoing shall not be deemed to invalidate or otherwise impair any guarantee or other commitment of any Member expressly set forth outside this Agreement with respect to any obligation of the Company (any such guarantee or other commitment being hereinafter referred to as a "Member
Guaranty").

   9.2 Indemnification. The Company shall indemnify any current or former Member, Manager or Officer of the Company to the full extent permitted by Section 79-29-110 of the Mississippi Code of 1972, as amended, including through the purchase of insurance, against expenses, judgments and other losses arising out of their status as a Member, Manager or Officer, provided that the Member, Manager or Officer has met the appropriate standard of conduct as set forth by law, in the interpretation of the Members. Notwithstanding anything to the contrary set forth herein, the Company shall not indemnify any Member for or with respect to any Member Guaranty.

                   ARTICLE 10
              MANAGEMENT OF COMPANY

   10.1 Management by Managers.

        (a)  Board of Managers.  The Members hereby
unanimously agree that except as specifically set forth in this Agreement, the responsibility for management of the business and affairs of the Company shall be delegated to a Board of Managers (the "Board") pursuant to the applicable laws of the State of Mississippi.

        (b)  Composition of Board.  The Board shall
consist of six (6) Managers. Managers shall be elected by the vote or written consent of the Members and need not be residents of the State of Mississippi or Members of the Company but shall be U.S. citizens. The number of Managers may be amended from time to time by the unanimous vote or written consent of all of the Members.
Notwithstanding the foregoing, Jubilation shall have the right from time to time to designate three persons to serve on the Board until the Equity Infusion and to designate two persons to serve on the Board after the Equity Infusion (provided that, after the Note is repaid in full, the number of persons Jubilation shall have the right to so designate shall be reduced by one(1)). Each Member agrees to vote all of its Membership Interest in favor of such person(s) as Jubilation may designate to serve on the Board as contemplated above. Upon the cessation for any reason of Jubilation's right to designate any person to serve on the Board, that seat/those seats on the Board formerly controlled by Jubilation shall be filled by election of the Members in accordance with the relevant provisions of the applicable laws of the State of Mississippi, the Certificate of Formation and this Agreement.

        (c) Resignation. Any Manager may resign at any time by giving written notice to the Company. The resignation of such Manager shall take effect upon receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager shall not affect Jubilation's right to designate persons to serve on the Board, as set forth in subsection (b) above, and in the event the Manager so resigning was a person designated by Jubilation, such Manager shall be replaced by such other person as may be designated by Jubilation. A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of such term and until the Manager's successor has been elected and qualified. A Manager elected to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor has been elected and qualified.

        (d)  Appointment and Authorization of Initial
Board and General Manager. The Initial Members unanimously agree as follows:

        (i)  Thomas W.  Aro, Stanley Tollman,
             Fernando J. Cuquet, Matthew B. Walker,
             Reilly Terrell and such additional
             individual as may be
             designated in writing
             by Jubilation shall serve as the initial members of the Board;

        (ii) Matthew B. Walker shall serve as General
             Manager of the Company until his
             successor is duly elected and appointed;

        (iii) It is in the best interest of the Company to acquire the Vessel COTTON CLUB
                  (a/k/a JUBILATION CASINO, Official
                  Number 273756) together with all tackle
                  and appurtenances, including, without
                  limitation, electronics, computer
                  equipment and software, security
                  systems, anchors, generators, electrical systems, air conditioning equipment, gear, slot machines, furniture and gaming equipment, presently located on the
                  Vessel (the "Vessel/Equipment") and to
                  enter into a lease of real property in
                  Tunica County, Mississippi, for the
                  purpose of operating the
                  Vessel/Equipment as a gaming enterprise
                  on such leased property (the "Leased
                  Property"), provided that, as contemplated by Section 10.2(e), any such lease shall be subject to approval by Jubilation;

        (iv) The Company shall enter into an
             agreement with Jubilation and Alpha
             Hospitality Corporation ("Alpha") to
             acquire the Vessel/Equipment for
             $1,500,000.00 and in further
             consideration of the execution of this
             Operating Agreement and the allocation
             of a 93% Membership Interest to
             Jubilation, and upon such other terms and conditions as Matthew B. Walker, as the General Manager of the Company, shall deem to be in the best interest of the Company;

        (v)  The Company shall enter into a loan
             agreement with Riverboat for an extension of credit in the total principal amount of up to $650,000 extended in a series of advances to be evidenced by a promissory note made by the Company and secured by a first preferred ship mortgage, security agreement and financing statements covering the
             Vessel/Equipment, and a deed of trust
             covering the Company's leasehold interest in the Leased Property, the principal of which shall be due in one year and interest, at the rate of 8% per annum, shall be payable monthly, and upon such terms and conditions as Matthew B. Walker, as the General Manager of the Company, shall deem to be in the best interest of the Company; and

        (vi) Matthew B. Walker, as General Manager, is authorized to execute, on behalf of the Company, (i) an asset acquisition agreement between the Company,
             Jubilation and Alpha; (ii) a promissory
             note, in the original principal amount of $1,350,000, in favor of Jubilation, (iii) a loan agreement with Riverboat; (iv) a promissory note payable to Riverboat in the stated original principal amount of $650,000; (v) a first preferred ship mortgage, a security agreement and UCC-1's on the Vessel/Equipment and a deed of trust on the leasehold interest in the Leased Property, in favor of Riverboat securing the note; and (vi) a loan advance request for an additional advance of $250,000 under the loan agreement; and Matthew B. Walker, as General Manager, is authorized to do such other acts and things and execute such other documents as may be reasonably necessary to carry out the foregoing.

   10.2 Meetings and Actions.

        (a) Meetings. The Board shall meet at least once each calendar quarter in person at the principal offices of the Company or at such other place as may be agreed upon from time to time by the Board, provided that any meeting called for by this sentence may be held by telephone conference (or similar communications equipment) as contemplated by Section 10.2(c) below. Regular meetings of the Managers shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Notice of such regular meetings shall not be required if the date thereof has been set at the prior meeting of the Board. Special meetings of the Managers may be called by any Manager on at least 24 hours notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for the Certificate of Formation or this Agreement.
Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

   (b) Quorum. Unless otherwise required by law or provided in the Certificate of Formation or this Agreement, a majority of the total number of Managers fixed by, or in the manner provided in, the Certificate of Formation or this Agreement shall constitute a quorum for the transaction of business of the Managers, and the act of a majority(but not less than three) of the Managers present at a meeting (excluding any Manager disqualified to vote on such matter) at which a quorum is present shall be the act of the Managers.

   (c)  Action by Written Consent or Telephone
Conference. Any action to be taken by the Board may be taken without a meeting if consents in writing setting forth the action so taken are signed (on a single page or in multiple counterparts) by all of the Managers. Any action permitted or required by the Act, the Certificate of Formation or this Agreement to be taken at a meeting of the Managers, or any committee designated by the Managers, may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers or members of such committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Mississippi, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers or any such committee, as the case may be.

Subject to the requirements and restrictions of the Act, the Certificate of Formation and this Agreement, Managers or members of any committee designated by the Managers may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        (d) Voting. Each Manager shall be entitled to cast one vote with respect to any decision made by the Board, except with respect to a determination to seek indemnification pursuant to
Section 9.2 hereof, in which event a Manager seeking indemnification hereunder shall have no vote with respect to his indemnification. Any action to be taken by the Board shall require at least a majority of (but not less than three) affirmative votes, except that any determination to grant indemnification to a Manager pursuant to Section 9.2 hereof shall only require a majority vote (exclusive of such Manager).

        (e)  Major Decisions.  Notwithstanding the
provisions of Section 10.1(a) and any other provision of this Agreement, the Company shall not take, the Managers shall not take any action allowing or permitting the Company to take, and the Members shall vote their Membership Interests and do all such further acts as may be necessary to prevent the Company from taking, any of the following actions without the express written consent of Jubilation:

        (i) Amending the Certificate of Formation of the Company or this Agreement;

        (ii) Merging or consolidating the Company with or into any other limited liability company, partnership, corporation or other entity, or acquiring another business;

        (iii)     While the Note remains unpaid,
                  mortgaging, encumbering or otherwise
                  placing a lien on all or any substantial or material part of the assets of the Company, other than a lien, in an amount not to exceed $675,000, on the Vessel and Equipment and deed of trust on the Company's leasehold interest to secure the obligation to repay $650,000 advanced to the Company, which lien is to be evidenced by a first preferred ship mortgage and a deed of trust with respect to such leasehold interest, each in form and substance consented to by Jubilation (such consent not to be unreasonably withheld or delayed);

        (iv) While the Note remains unpaid, selling, leasing or otherwise disposing of any substantial or material part of the assets of the

             Company or, after the Note is paid
             in full, all or substantially all of the business and assets of the Company;

        (v)  Changing the nature of the business of
             the Company;

        (vi) While the Note remains unpaid, issuing any Membership Interests, or any notes, bonds, debentures or other securities convertible into, or any rights, options or warrants to purchase or acquire, any Membership Interest or publicly offering any securities of the Company (all of the foregoing, collectively "Distribution of
             Securities") if such Distribution of
             Securities results, or with the passage of time will result, in any dilution of the Membership Interest of Jubilation in the Company, or, after the Note has been repaid in full, make any Distribution of Securities that results, or with the passage of time will result, in any dilution of the Membership Interest of Jubilation below fifteen per cent (15%);

        (vii) While the Note remains unpaid, declaring or paying, directly or indirectly, any dividends or distributions to any
                  Member;

        (viii)    Making any expenditures or incurring
                  any obligations or liabilities on behalf of the Company (including, without limitation, guaranteeing the obligations or liabilities of any third person) or lending money to any person, company or other entity if such expenditures, obligations, liabilities or lending (A) prior to the repayment in full of the Note exceeds $50,000 and (B) subsequent to the repayment in full of the Note, exceeds $100,000.

        (ix) While the Note remains unpaid, releasing or settling any claim by or against the Company, which claim alone, or together with any related claims, shall exceed
             $5,000;

        (x)  Confessing judgment against itself; or

        (xi) Entering into any agreement, arrangement or transaction with any person or entity that is directly or indirectly affiliated with
             (a) any Member, (b) any individual who,
             directly or indirectly, owns beneficially or of record twenty per cent (20%) of more of the common stock or other equity interests in any Member or (c) any family member of any individual identified in the foregoing clause (b) (for purposes of the foregoing, (A) family members of any individual shall include such individual's spouse, lineal ancestors and descendants, siblings and brothers-, sisters-, fathers- and mothers-in-law and lineal ancestors and descendants of such individual's spouse and any trust or similar arrangement for the benefit (in whole or in part) of one or more of the foregoing and (B) a person shall be deemed affiliated with another person if such second-mentioned person is a family member of such first-mentioned person or if such first-mentioned person (either alone or with all of such person's family members) (i) owns, directly or indirectly, beneficially or of record at least twenty per cent (20%) of such second-mentioned person or (ii) by contract, arrangement or otherwise is entitled to elect at least one-third of the board of directors (or similar managing body) of such second-mentioned person or otherwise entitled to direct the management, business or operations of such second-mentioned person).

        Unless authorized to do so by the Certificate of Formation, this Agreement or the Managers in writing, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless such Member has been authorized by the Certificate of Formation, this Agreement or the Managers to act as an attorney-in-fact or agent of the Company in accordance with the previous sentence.

   (f)  Limitation on Payment of Note.  Unless
otherwise agreed to in writing by Riverboat, the Company shall not pay all or any part of the principal balance of the Note until the note made by the Company payable to the order of Riverboat in the stated original principal amount of $650,000 has been paid in full, and the Members and Mangers shall have no authority to do so, and each Member agrees that such Member will not cause the Company to do so.

   10.3 Committees; Delegation of Authority and
        Duties.

        (a)  Actions.  In managing the business and
affairs of the Company and exercising its powers, the Managers shall act
(i) collectively through meetings and written consents pursuant to Sections 10.1 and 10.2 hereof; (ii) through committees pursuant to
Section 10.3(b) hereof; and (iii) through Managers to whom authority and duties have been delegated pursuant to Section 10.3(c) hereof.

        (b)  Committees.  The Managers may, from
time to time, by resolution, designate one or more committees, each of which shall be comprised of one or more Managers. Any such committee, to the extent provided in such resolution or in the Certificate of Formation or this Agreement, shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in the Act and in this Agreement. At every meeting of any such committee, the presence of a majority of all the members of such committee and the vote of a majority of all members of such committee present shall be necessary for the adoption of any resolution by such committee. The
Managers may dissolve any committee at any time, unless otherwise provided in the Certificate of Formation or this Agreement.

        (c)  Officers.  The Managers may, from time
to time, delegate to one or more Managers such authority and duties as the Managers may deem advisable. In addition, the Managers may assign titles (including, without limitation, chairman, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any such Manager. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such Manager of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 10.3(c). Any number of titles may be held by the same Manager. Any delegation pursuant to this Section 10.3(c) may be revoked at any time by the Managers. The Managers hereby specifically appoint MATTHEW B. WALKER as the initial General Manager, and as the General Manager, he shall be authorized to take any and all action allowed by the Managers pursuant to this Article 10 without further authorization of the Managers or Members. However, nothing contained herein shall be deemed to permit any Manager (or any person designated as an officer of the Company) or any committee of the Board to take, or to authorize the taking, of any action prohibited pursuant to Section 10.2(e) or 10.2(f) hereof or otherwise under this Agreement.

        (d) Third Party Reliance. Any Person dealing with the Company, other than a Member, may rely on the authority of any Manager or officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement; provided, however, that no Person who is aware of the prohibitions contained in Section 10.2(e) or 10.2(f) hereof shall be entitled to rely upon the authority of any Manager or officer in taking any action prohibited thereby.

   10.4 Compensation.  Subject to Section 10.2(e), the
Managers shall receive such reasonable compensation, if any, for their services as may be designated from time to time by the Members or a majority of the disinterested Managers. In addition, the Managers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder, including the portion of their overhead reasonably allocable to Company activities.

   10.5 Affiliated Transactions.  Subject to Section
10.2(e) or 10.2(f), no contract or transaction between the Company and one or more of its Managers, Members or officers, or between the Company and any other entity that one or more of its Managers, Members or officers are affiliated with or have a financial interest in, shall be void or voidable solely for this reason, or solely because the Manager, Member or officer is present at or participates in the meeting that authorizes the contract or transaction or solely because his vote is counted for such purpose, if:

        (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to all of the Managers, and the Managers in good faith authorize the contract or transaction by the affirmative vote of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or

        (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to all of the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by any number of Members together holding a majority of the Membership Interests; or

        (c) The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Managers (exclusive of any interested Manager) or the Members.


                   ARTICLE 11
           DISSOLUTION AND TERMINATION

   11.1 Events Causing Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

        (a) the written consent of Members holding at least eighty percent (80%) of the Membership Interests (provided, however, that, until the Note is repaid in full, the Company shall not be dissolved or its affairs would up, other than pursuant to clause (b) below, without the prior written consent of Jubilation, or its successor or assign); or

        (b) entry of a decree of judicial dissolution of the Company under Section 79-29-802 of the Mississippi Code of 1972, as amended.

   11.2 Liquidation and Termination. On dissolution of the Company, the Members shall act as liquidator or may appoint a committee of one or more Members to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of dissolution shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members.

   11.3 Distributions In-Kind. The Company may distribute the assets of the Company to the Members and Economic
Interest Owners in-kind.

   11.4      Distributions upon Dissolution.  Upon
dissolution, the liquidation proceeds shall be distributed in the following order:

        (a) First, to the payment of debts to creditors, including to Members, Economic Interest Owners and Managers who are creditors, to the extent permitted by law, in satisfaction of liabilities (other than liabilities for distributions to Members or Economic Interest

Owners under Sections 79-29-601 or 79-29-604 of the Mississippi Code of 1972, as amended) of the Company and for the payment of dissolution expenses (provided, that no payment shall be made to any Member (other than Jubilation or its successor or assign as the holder of the Note), Economic Interest Owner or Manager as a creditor of the Company until the Note has been repaid in full);

        (b) Second, to establish reserves to pay any contingent or unknown costs that may arise after dissolution.

        (c) Third, except as provided in the Certificate of Formation, to Members or Economic Interest Owners, in satisfaction of liabilities for distributions under Sections 79-29-601 or 79-29-604 of the Mississippi Code of 1972, as amended.

        (d)  Fourth, payment to Members and
Economic Interest Owners of the credit balances in their respective capital accounts.

        (e) Fifth, except as provided in the Certificate of Formation, to Members and Economic Interest Holders pro rata in accordance with their respective Membership and Economic Interests.

                   ARTICLE 12
            COVENANT NOT TO COMPETE.

   12.1 Non-competition.   Each Member and Economic
Interest Owner agrees that, during the period in which it is a Member or Economic Interest Owner, it shall not engage directly or indirectly, as principal, agent, stockholder, partner, employee, consultant or otherwise, in a business that competes with the Company or otherwise compete with the Company in any business then conducted or under development by the Company in the geographic area comprised of DeSoto, Tunica and Coahoma Counties, Mississippi (and the Board shall use its best efforts to prohibit its officers, employees and agents from so engaging or so competing), nor shall any Member or Economic Interest Owner be, nor cause or permit any of its officers, employees or agents to be, directly or indirectly, a partner, officer, director, stockholder or employee of any proprietorship, partnership, corporation, limited liability company or any other entity that so competes with the Company in such geographic area. Businesses engaged in the ownership, operation or management of truck stops having gaming facilities shall not be considered competitive with the business of the Company.

   12.2 Non-solicitation.   Each Member and Economic
Interest Owner agrees that, for so long as it is a Member or Economic Interest Owner and for a period of one year thereafter, it shall not directly or indirectly (i) seek to persuade any director, officer, employee or consultant of the Company to discontinue that individual's status of employment by, or affiliation with, the Company, (ii) solicit or hire, or cause to be solicited or hired, any such officer, employee or consultant whether on its own behalf or on behalf of any third party; or (iii) solicit any customer or client of the Company or solicit any business that was being solicited by the Company or was under contract with the Company during the period in which it was a Member or Economic Interest Owner, or seek to persuade any person or entity having a business relationship with the Company to change or terminate such relationship; provided, however, that Jubilation (and its affiliates and successors and assigns thereof) shall not be prohibited from soliciting or hiring Matthew Walker or any person Jubilation (or its successor or assign) may designate as a member of the Board.

   12.3 Investments.   Nothing in this Agreement shall
preclude a Member or Economic Interest Owner from investing in securities of any corporation or other business entity that is engaged in a business competitive with the Company, if such securities are regularly traded on a national stock exchange or over-the-counter and if such purchase shall not result in its holding beneficially, at any time, more than two percent (2%) of the equity securities of such competitor.

   12.4 Application to Equity Holders.   The provisions
of Sections 12.1, 12.2 and 12.3 shall likewise apply to each individual who, directly or indirectly, owns of record or beneficially, majority of the capital stock or other equity (or similar) interest in any Member or Economic Interest Owner (any such individual, an "Equity Holder"), as if such individual were a Member, and each Member and Economic
Interest Owner shall assure that its Equity Holder does not violate any of such provisions.

   12.5 Third Party Beneficiary. The parties hereto agree and consent that the Company shall be a third party beneficiary of the agreements and covenants of the parties contained in this Article 12.


                   ARTICLE 13
               GENERAL PROVISIONS

   13.1 Choice of Law. The validity of this Agreement is to be determined under, and the provisions of this Agreement are to be construed in accordance with, the laws of the State of Mississippi.

   13.2 Binding Effect. This Agreement is to be binding upon, and inure to the benefit of, the successors and permitted assigns of the Members and Economic Interest Owners.

   13.3 Rules of Construction. Wherever applicable, the pronouns designating the masculine or neuter will equally apply to the feminine, neuter or masculine genders. Furthermore, wherever applicable within this Agreement, the singular will include the plural and vice versa. The term "person" when used herein shall include a natural person and all forms of entities, including, without limitation, a corporation, trust, association, partnership, limited partnership, partnership in commendam, limited liability company or limited liability partnership. References herein to Members holding a majority (or any specified percentage) of Membership Interests or to holders of a majority (or any specified percentage) of Membership Interests (or similar references) shall refer to Members holding Membership Interests, determined on a percentage basis, representing a majority (or the specified percentage) of the interests in the Company held by all Members (as opposed to merely a majority, by number, of Membership Interests, regardless of the amount of the respective percentage interests in the Company represented thereby) or to holders holding Membership Interests, determined on a percentage basis, representing a majority (or the specified percentage) of the interests in the Company held by all such holders (as opposed to merely a majority, by number, of Membership Interests, regardless of the amount of the respective percentage interests in the Company represented thereby).

   13.4 Captions. Article, section and paragraph captions and headnotes are for reference purposes only and will not be considered to affect the context of this Agreement.

   13.5 Severability. Should any part or provision of this Agreement be found by a court of competent jurisdiction to be void, against public policy or otherwise unenforceable, such part or provision shall be deleted; but this Agreement, and each of the remaining parts or provisions hereof, shall remain in full force and effect.

   13.6 Integration.   This Agreement and the Certificate
of Formation embody the entire agreement and understanding among the Members and supersede all prior agreements and understandings, if any, among and between the Members relating to the subject matter hereof.

   13.7 Counterparts. It is expected and understood that this Agreement may be executed in several counterparts and that all counterparts so executed are to constitute one agreement binding all parties hereto, notwithstanding the fact that all parties are not signatories to the original or to the same counterpart. Any party hereto may execute this Agreement by facsimile signature or similar form of communication, and such signature shall be legal and valid for all purposes. Each party so executing this Agreement shall promptly sign an original hereof and deliver the originally signed document to the other Members.

   13.8 Attorneys' Fees. In the event of any arbitration, litigation or formal legal proceeding between the parties to this Agreement, the Members specifically covenant and agree that the prevailing party in such proceeding shall be entitled to recover, in addition to other damages, all reasonable court costs, reasonable expenses and reasonable attorneys' fees that it may actually incur in enforcing the terms of this Agreement, and the parties expressly waive any statute, rule of law or public policy to the contrary and further covenant and agree that they shall confirm such waiver in writing at the time of commencement of any such action, proceeding or counterclaim.

   13.9 Amendment. This Agreement shall not be amended, modified, terminated or supplemented except by vote of Members holding at least a 66% majority of the Membership Interests; provided, however, that (i) any amendment, modification, termination or supplement to or of Section 10.1(b) or (c), Section 10.2(d) or (e), Section
11.1 or Section 11.4(a) shall also require the written consent of Jubilation (or its successor or assign), (ii) no such amendment shall reduce the percentage interest in the Company represented by any Member's
Membership Interest without the written consent of such Member, (iii) no provision hereof providing for, or requiring, the unanimous consent, approval or vote of the Members shall be amended except by the written consent of all of the Members, (iv) any amendment, modification, termination or supplement to or of Section 8.4, 8.10 and 8.11 shall also require the written consent of Mid-America and MRV (or their successors or assigns); and (v) any amendment, modification or supplement of Section 10.2(f) shall also require the written consent of Riverboat (or its successor or assign). Notwithstanding anything to the contrary in this Agreement, this Agreement shall be subject to and shall be deemed amended by the applicable provisions of the Mississippi
Gaming Control Act and the rules and regulations of the Mississippi
Gaming Commission as amended, specifically including all amendments after the date of this Agreement.

   13.10 No Third Party Rights. Except as specifically stated herein, this Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims under, or have any right pursuant to, the provisions of this Agreement.

   13.11     Remedies.

   (a) The parties acknowledge that monetary damages are inadequate for a breach hereof, and hereby agree that the provisions of this Agreement shall be enforceable by equitable relief, including specific performance, and each of the parties hereby waives any defense to the enforcement of this Agreement through equitable relief. However, equitable relief shall not be the exclusive remedy for breach of this Agreement, and the election of specific performance, damages or any other remedy hereunder shall not preclude the exercise of any other remedy in conjunction with such relief or from time to time thereafter.

   (b) Any controversy, claim, dispute or disagreement arising out of, in connection with, or relating to this Agreement or its breach, the transaction to which this Agreement pertains or an alleged tort relating in any way to this Agreement or the transaction shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The
Expedited Procedures of said rules shall apply in any dispute where the aggregate of all claims and the aggregate of all counter-claims each is an amount less than $10,000. Judgment upon any award rendered by the arbitrator in any such arbitration may be entered in any Court having jurisdiction thereof. Any demand for arbitration under this Agreement shall be made no later than the date when any judicial action upon the same matter would be barred by an applicable statute of limitations. The locale of any such arbitration proceedings hereunder shall be in the city of Jackson, Mississippi, or such other location as is mutually acceptable to all parties. All parties to this Agreement specifically acknowledge and agree that this Agreement evidences a "transaction involving commerce" under the Federal Arbitration Act, and each party to this Agreement hereby waives and relinquishes any right to claim otherwise. Nothing contained herein shall be deemed to subject any dispute or disagreement under, with respect to or pursuant to the Note referred to herein to resolution by arbitration or to limit the right of Jubilation (or its successor or assign) to pursue all rights and remedies under or pursuant to the Note in judicial proceedings or actions or otherwise.

   (c) Neither anything contained in the preceding paragraph nor the exercise of any right to arbitrate shall limit the right of any party to: (1) enforce any preferred mortgage lien in a civil action in rem pursuant to 46 U.S.C.A. 31325; (2) foreclose against any real or personal property collateral by the exercise of the power of sale under a deed of trust, mortgage, pledge, security deed, deed to secure debt, or other security agreement or instrument or under applicable law; (3)
exercise any self-help remedies such as set off or repossession; or (4) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment, or appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration proceedings. This arbitration provision shall not be interpreted to require that any such remedies be stayed, abated, or otherwise suspended pending any arbitration or request for arbitration. The exercise of a remedy shall not waive the right of any party to resort to arbitration.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       MRV L.L.C., Member

                  By:      /s/ Matthew B.  Walker
                               Matthew B. Walker
                               Manager

   Tax Identification Number:


                       MID-AMERICA
                       INVESTMENTS, INC.,
                       Member


                  By:  /s/ Fernando J.  Cuquet, Jr.
                    Fernando J.  Cuquet, Jr., President

                       Tax Identification
                       Number: 64-0910523


                  JUBILATION LAKESHORE INC., Member


                  By:     /s/ Thomas W.  Aro
                        Thomas W.  Aro, President
             Tax Identification Number:

                       RIVERBOAT
                       INVESTMENTS, L.L.C.,
                       Member


                       By:   /s/ Reilly Terrell
                                   Reilly Terrell
             Tax Identification Number:


The undersigned, ALPHA HOSPITALITY CORPORATION, as the wholly-owning parent of Lakeshore, hereby guarantees the full and timely performance of Lakeshore's obligations under Sections 8.10 and
8.11 (to the extent applicable) of the foregoing agreement to transfer a portion of its Membership Interest to MRV and Mid-America.

                       ALPHA HOSPITALITY
                       CORPORATION

                       By:    /s/ Thomas W.  Aro
                              Thomas W. Aro
                          Executive Vice President

                   SCHEDULE I
to the Operating Agreement of Casino Ventures, LLC

                CAPITAL ACCOUNTS

NAME OF MEMBER                       CAPITAL ACCOUNT

MRV, L.L.C.                             $66,666.67

Mid-America
Investments, Inc.                       $66,666.67

Riverboat Investments,
L.L.C.                                 $333,333.33

Jubilation Lakeshore
Inc.                                 $6,200,000.00

                                                           Exhibit 99(c)

                 PROMISSORY NOTE

July 8, 1999                   Amount: $1,350,000


   FOR VALUE RECEIVED, CASINO VENTURES, LLC
("Maker"), a Mississippi limited liability company, hereby promises to pay to the order of JUBILATION LAKESHORE INC. ("Payee"), the principal sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000), at such place as the holder hereof may designate in writing, on July 8, 2002, or on the date on which Payee's membership interest in Maker is acquired pursuant to Section 8.9 of the Operating Agreement of Maker, whichever shall first occur, with interest until the actual payment date on the unpaid principal sum charged from the date hereof.


   Interest shall be payable quarterly, on the first day of each calendar quarter commencing September 1, 1999. Interest on the unpaid principal balance shall be at an initial annual rate (the "Interest Rate") equal to 8.75% and adjusted to equal 1% plus Prime Rate of interest as published in The New York Times in its late edition under the heading
"Key Rates" in the "Yesterday" column on the first business day following the date on which any change in the Prime Rate is reported, provided that (I) if more than one Prime Rate is published or if a range of Prime Rates is published, the Prime Rate shall be the average of the highest and lowest rates so published, (ii) the Interest Rate shall not be less than the rate referred to in 1274(d) of the Internal Revenue Code of 1986, as the same may be amended from time to time, and (iii) any adjustment to the Interest Rate shall apply to all interest accruing until another such adjustment is required.

   This Note is the Promissory Note referred to in the Asset
Purchase Agreement (the "Agreement"), dated as of July 8, 1999, between Maker and Payee. Capitalized terms used in the Agreement and herein and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Agreement.

   The following terms and provisions are applicable to this
Note:

    1. Prohibited Activities. Until final and full payment of this Note, Maker shall not;

   (a)  make an assignment for the benefit of creditors; or

   (b) apply to any tribunal for an appointment of a trustee or receiver of any substantial portion of its assets, or commence any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or any other insolvency or liquidation law of any jurisdiction, or in the event such proceedings are commenced against it, indicate its approval, consent or acquiescence to the same, or allow any order to be entered appointing a trustee or receiver or adjudicating it bankrupt or insolvent, which order remains in effect for 60 days; or

   (c) permit any order to be entered in any proceeding against it directing its dissolution or split-up and allow such order to remain in effect for 60 days;
        or

   (d) merge or consolidate with any corporation or other entity, sell, lease, transfer or otherwise dispose (except for the grant to Riverboat Investments, L.L.C., a mortgage and security interest in Maker's vessel and equipment and of a deed of trust on Maker's leasehold interest) of all or any substantial part of its assets or business other than in the ordinary course of its business or purchase assets other than in the ordinary course of business (including the acquisition of any business or purchase of capital stock); or

   (e) purchase, redeem or cancel any of its membership interests or other interest in Maker, except for the membership interest owned by Payee; or

   (f) declare a dividend or make any distribution in cash or in property on or with respect to any membership interest or other interest in Maker; or

   (g) pay, give or lend, directly or indirectly, to any person, including, but not limited to, any member, manager, officer, or employee of Maker, any corporate funds to any one person except for services actually rendered, consideration given, or as a reimbursement for moneys actually advanced; or

   (h) pay in any fiscal year, directly or indirectly, any salary or other compensation or provide perquisites or benefits to any of the members, or persons serving on the board of managers of Maker; or

   (i) amend its Certificate of Formation or, except as authorized by the Operating Agreement of Maker, revise the capital of Maker, which amendment, change or revision might materially affect the rights of Payee; or

   (j) take, or allow to be taken, any action in violation of Section 10.2(e) of the Operating Agreement of Maker; or

   (k) default with respect to any obligation owed by Maker under or with respect to any promissory note or other agreement entered into between Maker and Riverboat Investments, L.L.C.

    2. Event of Default. Each of the following shall constitute an Event of Default:

   (a) any failure to pay when due any installment of interest or principal on this Note; or

   (b)  the breach or violation of any of the provisions of
        Section 1 of this Note; or

   (c) any breach or default by Maker under or with respect to that certain letter agreement dated June
        18, 1999, between Maker and Payee.

   If an Event of Default occurs, then interest shall accrue thereafter at the Interest Rate plus 4%, and the unpaid principal of this Note and interest thereon shall forthwith become due and payable without further written demand.

    3. Prepayment This Note may be prepaid in whole or in part at any time without premium or penalty with interest to the date of prepayment.

    4.  Miscellaneous.

   (a) Whenever an attorney is used to obtain payment under, or to otherwise enforce, this Note or to enforce, declare or adjudicate any rights or obligations under this Note, whether by suit or by other means whatsoever, the costs and expenses thereof, including reasonable attorneys' fees and expenses, shall be payable by Maker.

   (b) Any demand, notice or other communication required or allowed hereunder shall be in writing signed by the party and sent both by Federal
        Express or other overnight courier and by facsimile transmission addressed to the respective party at its respective address and facsimile number specified below, unless a different written address is provided, by written notice, by one party to the other party, viz.:

        HOLDER:        Jubilation Lakeshore Inc.
        c/o ALPHA HOSPITALITY CORPORATION
                       24th Floor
                       12 East 49th Street
                  New York, New York 10017
                  Telephone No.:  (212) 750-3500
                  Facsimile No.:(212) 750-5171
             Attention:   Thomas W. Aro, President

        With Copy To:  Herbert F.  Kozlov, Esquire
             Parker, Duryee, Rosoff & Haft, P.C.
                       529 Fifth Avenue
                  New York, New York 10017
                  Telephone No.: (212) 599-0500
                  Facsimile No.:(212) 972-9487

        MAKER:    CASINO VENTURES, LLC
                       Belmont Plantation
                       3498 Highway 1 South
                       Wayside, Mississippi  38780
                  Telephone No.:  (601) 332-2415
                  Facsimile No.:(601) 332-2241
                  Attention: Fernando J.  Cuquet, Jr.,
                            Manager

        With Copy To:  Thomas E. Sharp, III
             Vickers, Riis, Murray and Curran, L.L.C.
                       Eighth Floor
                       Regions Bank Building
                       106 St. Francis Street
                       Mobile, Alabama  36602
                  Telephone No.:  (334) 432-9772
                  Facsimile No.:(334) 432-9781

               Any written notice or demand given by any party to the other shall be conclusively deemed given and effective on the business day after dispatched and transmitted in accordance with this paragraph. "Business Day" shall mean any day other than a Saturday, Sunday or other legal holiday on which banking institutions in the City and State of New York are authorized or required to be closed.

          (c) If any payment on this Note becomes due and payable on any day other than a Business Day, such payment date shall be extended to the next succeeding Business Day.

          (d) This Note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought, (ii) shall be binding upon Maker and its successors and assigns, and (iii) shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

          (e) This Note shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly within such State, without giving effect to the conflict or choice of laws rules or principles thereof. Maker agrees that any dispute under or with respect to this Note shall be decided by a Federal or State court situated in the County and State of New York and submits to the exclusive jurisdiction of such court, and agrees not to raise any objection (on the basis of forum non conveniens or otherwise) with respect to the jurisdiction or venue of any such court. Maker hereby expressly agrees to waive jury trial in any judicial proceeding under or with respect to this Note or the enforcement hereof. Maker further agrees that service of process may be made upon it by, in lieu of any other method permitted by law, delivery of process by both first class mail and registered or certified mail, return receipt requested, at its address set forth above, with a copy so similarly mailed to its counsel, Vickers, Riis, Murray and Curran, L.L.C., at its address set forth above.

          (f) All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, endorser or otherwise, hereby waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest to Maker or any other Person.

                         CASINO VENTURES, LLC


                    By: /s/ Matthew B.  Walker
                         MATTHEW B. WALKER
                         General Manager

                                                     Exhibit 99 (d)



DEPARTMENT OF
TRANSPORTATION
U.S. COAST GUARD
CG-1340 (REV. 9-92)
BILL OF SALE
THIS SECTION FOR COAST GUARD USE ONLY


1. VESSEL NAME
BAYOU CADDY'S JUBILATION CASINO
(formerly COTTON CLUB)

2. OFFICIAL NUMBER
    OR HULL ID NUMBER
    273756



3. NAME(S) AND ADDRESS(ES) OF SELLERS

JUBILATION LAKESHORE, INC.
c/o Alpha Hospitality Corporation
  24th Floor
12 East 49th Street
New York, NY 10017

3.A. TOTAL INTEREST OWNED (IF LESS THAN 100%)
 __________%




   RECORDED

BOOK                   PAGE

PORT (IF NOT FILING PORT)

DOCUMENTATION OFFICER


4. NAME(S) AND ADDRESS(ES) OF BUYER(S) AND INTEREST TRANSFERRED TO EACH

CASINO VENTURES, LLC
3498 Highway 1 South
Post Office Box 2587
Wayside, Mississippi 38780

4.A. TOTAL INTEREST TRANSFERRED (100% UNLESS OTHERWISE SPECIFIED) __________%

4.B. MANNER OF OWNERSHIP UNLESS OTHERWISE STATED HEREIN. THIS BILL OF SALE CREATES A TENANCY IN COMMON WITH EACH TENANT
OWNING AN EQUAL UNDIVIDED INTEREST. CHECK ONLY ONE OF THE FOLLOWING BLOCKS TO SHOW ANOTHER FORM OF OWNERSHIP.

JOINT TENANCY WITH RIGHT OF SURVIVORSHIP      TENANCY BY THE ENTIRETIES

COMMUNITY PROPERTY

OTHER (DESCRIBE)


5. CONSIDERATION RECEIVED

(ONE DOLLAR AND OTHER VALUABLE CONSIDERATION UNLESS OTHERWISE STATED)


6. I(WE) DO HEREBY SELL TO THE BUYER(S) NAMED ABOVE, THE RIGHT, TITLE AND INTEREST IDENTIFIED IN BLOCK 4 OF THIS BILL OF SALE IN THE
PROPORTION SPECIFIED HEREIN.
This Vessel, together with electronics, computer equipment, security systems, generators, air conditioning equipment, slot machines, gaming equipment and other appurtenances is sold "AS IS, WHERE IS" as stated on the reverse side
VESSEL IS SOLD FREE AND CLEAR OF ALL LIENS, MORTGAGES, AND OTHER ENCUMBRANCES OF ANY KIND AND NATURE, EXCEPT AS STATED ON
THE REVERSE HEREOF. VESSEL IS SOLD TOGETHER WITH AN EQUAL INTEREST IN THE MASTS, BOWSPRIT, SAILS, BOATS, ANCHORS, CABLES,
TACKLE, FURNITURE AND ALL OTHER NECESSARIES THERETO APPERTAINING AND BELONGING EXCEPT AS STATED ON THE REVERSE HEREOF.



7. SIGNATURES OF SELLER(S) OR PERSON(S) SIGNING ON
BEHALF OF SELLER(S).

/s/ Thomas W.  Aro

8. DATE SIGNED
7/8/99

9. NAME(S) OF PERSON(S) SIGNING ABOVE, AND LEGAL CAPACITY IN WHICH SIGNED (E.G., OWNER, AGENT, TRUSTEE, EXECUTOR).

  Thomas W.  Aro, President


10. ACKNOWLEDGMENT (TO BE COMPLETED BY NOTARY PUBLIC OR OTHER OFFICIAL AUTHORIZED BY A LAW OF A STATE OF THE UNITED STATES
TO TAKE OATHS).

ON _________________________________________ THE PERSON(S) NAMED IN SECTION
9 STATE: ________________________________________
                   (DATE)
ABOVE ACKNOWLEDGED EXECUTION OF THE FOREGOING INSTRUMENTCOUNTY ________________ IN THEIR STATED CAPACITY(IES) FOR THE PURPOSE THEREIN CONTAINED.
NOTARY PUBLIC _________________________________________________

MY COMMISSION EXPIRES: ______________________________________
(DATE)

          PREVIOUS EDITION OBSOLETESN 7530-00-F01-1020
 REVERSE OF CG-1340 (REV. 9-92)

COMPLETE THIS SECTION ONLY IF VESSEL HAS NEVER BEEN DOCUMENTED AND DOES NOT HAVE A HULL IDENTIFICATION NUMBER.

VESSEL DATA
A. BUILDER                                     B. BUILDER'S HULL NUMBER
C. FORMER NAME(S)                              D. FORMER MOTORBOAT NUMBERS
E. FORMER ALIEN REGISTRATIONS
F. DIMENSIONS:  L=                           B=                        D=
G. PERSON FROM WHOM SELLER OBTAINED VESSEL


SIGNATURE OF SELLER


WARRANTIES/APPURTENANCES/LIMITATIONS/EXCEPTIONS

This sale is made to the buyer(s) in the proportion specified, subject to the following warranties and conditions: THIS VESSEL IS SOLD "AS IS, WHERE IS," WITHOUT ANY WARRANTY AS TO
MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR SEAWORTHINESS, OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXCEPTING ONLY THAT IT IS FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES, INCLUDING MARITIME LIENS AND CLAIMS.




  INSTRUCTIONS

1. INDICATE CURRENT DOCUMENTED NAME. (IF VESSEL HAS NEVER BEEN DOCUMENTED SELLER MUST COMPLETE AND SIGN DATA SECTION ABOVE.)
2. INDICATE OFFICIAL NUMBER AWARDED TO VESSEL OR HULL IDENTIFICATION NUMBER ASSIGNED BY MANUFACTURER. (IF THE VESSEL HAS NO HULL
IDENTIFICATION NUMBER AND HAS NEVER BEEN DOCUMENTED, SELLER MUST COMPLETE AND SIGN THE VESSEL DATA SECTION ABOVE.)
3. INSERT NAMES AND ADDRESSES OF ALL PERSONS SELLING VESSEL ALONG WITH TOTAL INTEREST OWNED BY THOSE PERSONS. IF MORE ROOM IS
NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE SELLERS.
3.A. SELF-EXPLANATORY.
4. INSERT NAMES AND ADDRESSES OF ALL BUYERS, ALONG WITH THE INTEREST TRANSFERRED TO EACH. IF THERE IS MORE THAN ONE BUYER AND NO
DIVISION OF INTEREST IS SHOWN, THIS BILL OF SALE WILL RESULT IN EACH BUYER HOLDING AN EQUAL INTEREST. (IF MORE ROOM IS NEEDED, AN ATTACHMENT
MAY BE MADE SHOWING THE ADDRESSES OF THE BUYERS.)
4.A. SELF-EXPLANATORY.
5. OPTIONAL. IF THE AMOUNT PAID FOR THE VESSEL IS INSERTED, IT WILL BE NOTED ON THE VESSEL'S GENERAL INDEX.
6. SELF-EXPLANATORY. USE "REMARKS" SECTION ABOVE IF VESSEL IS NOT SOLD FREE AND CLEAR, OR TO LIST VESSEL APPURTENANCES WHICH ARE
NOT SOLD WITH THE VESSEL.
7. SELF-EXPLANATORY.
8. SHOW THE DATE ON WHICH THE INSTRUMENT IS SIGNED.
9. IN ADDITION TO THE PRINTED OR TYPED NAME OF THE SIGNER, SHOW WHETHER THAT PERSON WAS ACTING AS AN OWNER, AS AN AGENT FOR AN
OWNER, AS TRUSTEE, AS THE PERSONAL REPRESENTATIVE OR EXECUTOR OF AN ESTATE, OR OTHER CAPACITY WHICH ENTITLED THAT PERSON TO SIGN THE BILL OF SALE.
10. ANY ACKNOWLEDGMENT IN SUBSTANTIAL COMPLIANCE WITH THE LAW OF THE STATE WHERE TAKEN MAY BE ATTACHED TO THIS INSTRUMENT IN LIEU OF THE PREPRINTED ACKNOWLEDGMENT.



PRIVACY ACT STATEMENT

IN ACCORDANCE WITH 5 USC 552(A), THE FOLLOWING INFORMATION IS PROVIDED TO YOU WHEN SUPPLYING PERSONAL INFORMATION TO THE U.S. COAST GUARD:

1. AUTHORITY. SOLICITATION OF THIS INFORMATION IS AUTHORIZED BY 46 USC, CHAPTER 313 AND 46 CFR, PART 67.

2. THE PRINCIPAL PURPOSES FOR WHICH THIS INSTRUMENT IS TO BE USED ARE:

   (A) TO PROVIDE A RECORD, AVAILABLE FOR PUBLIC INSPECTION AND COPYING, OF THE SALE OR OTHER CHANGE IN OWNERSHIP OF A VESSEL WHICH
IS DOCUMENTED, WILL BE DOCUMENTED, OR HAS BEEN DOCUMENTED PURSUANT TO 46 USC, CHAPTER 121.
   (B) PLACEMENT OF THIS INSTRUMENT IN A BOOK FOR EXAMINATION BY GOVERNMENTAL AUTHORITIES AND MEMBERS OF THE GENERAL PUBLIC.

3. THE ROUTINE USE WHICH MAY BE MADE OF THIS FORM IS VOLUNTARY, HOWEVER, FAILURE TO PROVIDE THE INFORMATION COULD PRECLUDE FILING
OF A BILL OF SALE AND DOCUMENTATION OF THE VESSEL NAMED HEREIN PURSUANT TO 46 USC, CHAPTER 121. MOREOVER, BILLS OF SALE WHICH ARE NOT
FILED ARE NOT DEEMED TO BE VALID AGAINST ANY PERSON EXCEPT THE GRANTOR OR A PERSON HAVING ACTUAL KNOWLEDGE OF THE SALE (46 USC 31321(A)).

THE COAST GUARD ESTIMATES THAT THE AVERAGE BURDEN FOR THIS FORM IS 20 MINUTES. YOU MAY SUBMIT ANY COMMENTS CONCERNING THE
ACCURACY OF THIS BURDEN ESTIMATE OR MAKE SUGGESTIONS FOR REDUCING THE BURDEN TO:
COMMANDANT (G-MV), U.S. COAST GUARD, WASHINGTON, DC
20593-0001 OR OFFICE OF MANAGEMENT AND BUDGET, OFFICE OF INFORMATION AND REGULATORY AFFAIRS, ATTENTION: DESK OFFICER FOR DOT/USCG, OLD
EXECUTIVE OFFICE BUILDING, WASHINGTON, DC 20503.

                                                          Exhibit 99 (e)

             SUPPLEMENTAL BILL OF SALE

          For good and valuable consideration, JUBILATION LAKESHORE, INC., ("Seller") does hereby grant, bargain, sell and convey unto CASINO VENTURES, LLC, ("Buyer") all of the following goods and equipment:
          1.1  "Vessel" means, collectively, the Vessel
          BAYOU CADDY'S JUBILATION CASINO
          (formerly COTTON CLUB), Official Number
          273756, together with all tackle and
          appurtenances, including, without limitation, electronics, security systems, computer equipment, anchors, generators, electrical systems, air conditioning equipment, gear, furniture and Gaming Equipment now located on the Vessel, including, without limitation such of the items, if any, as are described on Exhibit A attached hereto and are currently located on the Vessel; and

          1.2  "Gaming Equipment" means all slot
          machines, tokens, gaming tables and furniture, gaming devices and related computer equipment, of Seller which is located on the Vessel.

          Seller warrants that the above goods are free of all liens and encumbrances and that Seller has the right to convey the same to Buyer. As to condition, the goods are sold "AS IS, WHERE IS" without any warranties of merchantability or fitness for a particular purpose, expressed or implied.
          Dated this 8th day of July, 1999.

                         JUBILATION LAKESHORE, INC.

                         By:  /s/ Thomas W.  Aro
                              Thomas W.  Aro
                              President